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Exhibit 10.6

EXECUTION COPY

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

AMONG

EXCO RESOURCES, INC., EXCO OPERATING, LP,
NORTH COAST ENERGY, INC. AND
NORTH COAST ENERGY EASTERN, INC.,

AS BORROWERS,

AND

BANK ONE, NA
AND THE INSTITUTIONS NAMED HEREIN

AS LENDERS,

AND

BANK ONE, NA,

AS ADMINISTRATIVE AGENT

AND

BNP PARIBAS,

AS SYNDICATION AGENT

AND

THE BANK OF NOVA SCOTIA AND TORONTO-DOMINION (TEXAS),

AS CO-DOCUMENTATION AGENTS

BANC ONE CAPITAL MARKETS, INC. AND CREDIT SUISSE FIRST BOSTON,

AS JOINT LEAD ARRANGERS

AND BANC ONE CAPITAL MARKETS, INC.,

AS SOLE BOOKRUNNER

JANUARY 27, 2004

$250,0000,000 REVOLVING CREDIT

i

	(a)	Creation and Existence	28
	(b)	Power and Authority	28
	(c)	Binding Obligations	29
	(d)	No Legal Bar or Resultant Lien	29
	(e)	No Consent	29
	(f)	Financial Condition	29
	(g)	Liabilities	29
	(h)	Litigation	29
	(i)	Taxes; Governmental Charges	30
	(j)	Titles, Etc	30
	(k)	Defaults	30
	(l)	Casualties; Taking of Properties	30
	(m)	Use of Proceeds; Margin Stock	30
	(n)	Location of Business and Offices	30
	(o)	Compliance with the Law	31
	(p)	No Material Misstatements	31
	(q)	Not A Utility	31
	(r)	ERISA	31
	(s)	Public Utility Holding Company Act	31
	(t)	Legal Names	31
	(u)	Environmental Matters	31
	(v)	Liens	32
	(w)	Consummation of the Merger	32
	(x)	Solvency	32
	(y)	Investment Company Act	32
11.	Conditions of Lending.		33
12.	Affirmative Covenants		36
	(a)	Financial Statements and Reports	36
	(b)	Certificates of Compliance	37
	(c)	Taxes and Other Liens	37
	(d)	Compliance with Laws	38
	(e)	Further Assurances	38
	(f)	Performance of Obligations	38
	(g)	Insurance	38
	(h)	Accounts and Records	39
	(i)	Right of Inspection	39
	(j)	Notice of Certain Events	39
	(k)	ERISA Information and Compliance	39
	(l)	Environmental Reports and Notices	39
	(m)	Compliance and Maintenance	40
	(n)	Operation of Properties	40
	(o)	Compliance with Leases and Other Instruments	40
	(p)	Certain Additional Assurances Regarding Maintenance and Operations of Properties	40
	(q)	Sale of Certain Assets/Prepayment of Proceeds	41
	(r)	Title Matters	41
	(s)	Curative Matters	41
	(t)	Change of Principal Place of Business	42
	(u)	Additional Collateral	42
	(v)	Cash Collateral Accounts	42
	(w)	Subsidiary Guarantors	42

	(x)	Conduct of Business	43
13.	Negative Covenants		43
	(a)	Negative Pledge	43
	(b)	Consolidated Current Ratio	43
	(c)	Debt Coverage Ratio	43
	(d)	Interest Coverage Ratio	44
	(e)	Senior Debt Coverage Ratio	44
	(f)	Consolidations and Mergers	44
	(g)	Debts, Guaranties and Other Obligations	44
	(h)	Restricted Payments	45
	(i)	Loans and Advances	46
	(j)	Receivables and Payables	46
	(k)	Nature of Business	46
	(l)	Transactions with Affiliates	46
	(m)	Rate Management Transactions	46
	(n)	Investments	46
	(o)	Amendment to Articles of Organization	47
	(p)	Modifications to the Senior Note Documents	47
	(q)	Restrictions on Taurus	48
	(r)	Sale and Leaseback Transactions	48
14.	Events of Default		49
15.	The Agent and the Lenders.		51
	(a)	Appointment and Authorization	51
	(b)	Note Holders	51
	(c)	Consultation with Counsel	51
	(d)	Documents	52
	(e)	Resignation or Removal of Agent	52
	(f)	Responsibility of Agent	52
	(g)	Independent Investigation	53
	(h)	Indemnification	54
	(i)	Benefit of Section 15	54
	(j)	Pro Rata Treatment	54
	(k)	Assumption as to Payments	54
	(l)	Other Financings	54
	(m)	Interests of Lenders	55
	(n)	Investments	55
16.	Exercise of Rights		55
17.	Notices		55
18.	Expenses		56
19.	Indemnity		56
20.	Governing Law		57
21.	Invalid Provisions		57
22.	Maximum Interest Rate		57
23.	Amendments		58
24.	Multiple Counterparts		58
25.	Conflict		58
26.	Survival		58
27.	Parties Bound		58
28.	Assignments and Participations.		58
	(a)	Permitted Purchasers and Minimum Amount	58

	(b) Consents	58
	(c) Assignment	59
	(d) Register	59
	(e) Participations	59
	(f) Information	60
	(g) Foreign Transferees	60
29.	Confidentiality	60
30.	Choice of Forum: Consent to Service of Process and Jurisdiction	61
31.	Waiver of Jury Trial	61
32.	Other Agreements	61
33.	Financial Terms	61
34.	Interpretation, etc	61
35.	PATRIOT ACT NOTIFICATION	62
36.	Original Credit Agreement	62

Annexes
Annex "A"	—	Revolving Commitment Percentages
Exhibits
Exhibit "A"	—	Form of Notice of Borrowing
Exhibit "B"	—	Form of Revolving Note
Exhibit "C"	—	Form of Subsidiary Guaranty
Exhibit "D"	—	Form of Certificate of Compliance
Exhibit "E"	—	Form of Assignment and Acceptance Agreement
Schedules
Pricing Schedule
Schedule 1	—	Liens
Schedule 2	—	Financial Condition
Schedule 3	—	Liabilities
Schedule 4	—	Litigation
Schedule 5	—	Subsidiaries
Schedule 6	—	Environmental Matters
Schedule 7	—	Title Matters
Schedule 8	—	Curative Matters
Schedule 9	—	North Coast Hedges

v

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

        THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT (hereinafter referred to as the "Agreement") executed as of the 27th day of January, 2004, by and among EXCO RESOURCES, INC., a Texas corporation ("Company"), EXCO OPERATING, LP, a Delaware limited partnership ("Operating"), NORTH COAST ENERGY, INC., a Delaware corporation ("North Coast") and NORTH COAST ENERGY EASTERN, INC., a Delaware corporation, formerly known as Peake Energy, Inc. ("North Coast Eastern" and together with the Company, Operating and North Coast, the "Borrowers" and each individually, a "Borrower") and BANK ONE, NA, a national banking association (in its individual capacity, "Bank One"), and each of the financial institutions which is a party hereto (as evidenced by the signature pages to this Agreement) or which may from time to time become a party hereto pursuant to the provisions of Section 28 hereof or any successor or assignee thereof (hereinafter collectively referred to as "Lenders", and individually, "Lender") and Bank One, as Administrative Agent (in the capacity as administrative agent, "Agent") and BNP Paribas, as Syndication Agent, and The Bank of Nova Scotia, as Co-Documentation Agent and Toronto-Dominion (Texas), as Co-Documentation Agent.

W I T N E S S E T H:

        WHEREAS, Holdings, the Company, Operating, NCE Acquisition, Inc., a Delaware corporation ("NCE"), certain of the Lenders and Bank One, as administrative agent are parties to that certain Second Amended and Restated Credit Agreement dated as of July 29, 2003 pursuant to which the lenders thereunder agreed to provide the Company, Operating and NCE certain credit facilities in the form therein described (as amended, the "Original EXCO Credit Agreement"); and

        WHEREAS, North Coast, certain of the Lenders and Union Bank of California, NA, as Administrative Agent, are parties to that certain Credit Agreement dated as of September 26, 2000 pursuant to which the lenders thereunder agreed to provide North Coast certain credit facilities in the form therein described (as amended, the "Original North Coast Credit Agreement" and together with the Original EXCO Credit Agreement, the "Original Credit Agreements"); and

        WHEREAS, the Company, NCE, North Coast and NUON Energy & Water Investments, Inc., a Delaware corporation ("NUON Energy") are parties to that certain Agreement and Plan of Merger, dated November 26, 2003, providing for the merger of North Coast with and into NCE (the "North Coast Merger"); and

        WHEREAS, in connection with and subject to the consummation of the North Coast Merger, the Company, Operating, North Coast and North Coast Eastern have each requested that the Lenders and Agent agree to make certain changes to the Original Credit Agreements and have each requested that the Original Credit Agreements and the schedules thereto be amended and restated in their entirety; and

        WHEREAS, such Lenders and the Agent are willing to agree to such requests subject to the conditions and on the terms herein set forth and CSFB (as defined in Section 1 hereof) and Bank of America N.A. are each willing to become a party as a lender to such amended and restated agreement.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereby agree as follows:

        1.    Definitions.    When used herein the following terms shall have the following meanings:

        Acquisition means the acquisition by the Company or any Subsidiary of the Company that is a "Borrower" or a "Subsidiary Guarantor" under the Agreement or the "Borrower" or "Subsidiary Guarantor" under the Canadian Credit Agreement, whether by purchase, merger (and, in the case of a merger with any such Person, with such Person being the surviving corporation) or otherwise, of all or substantially all of the Capital Stock of, or the business, property or fixed assets of or business line or unit or a division of, any other Person primarily engaged in the business of producing oil or natural gas or the acquisition by such Person of property or assets consisting of oil, gas or mineral interests.

        Addison means Addison Energy Inc., an Alberta, Canada corporation.

        Addison Note means that certain Amended and Restated Promissory Note dated October 17, 2003, in the original principal amount of C$100,000,000 from Addison, as maker, to Taurus, as payee, which note was issued in substitution for and replacement of, but not in payment of, that certain Promissory Note dated June 29, 2001 in the stated principal amount of C$100,000,000 from Addison, as maker, to Taurus (as assignee of the Company), as payee, together with all amendments, modifications, restatements, renewals and extensions thereof or any part thereof.

        Advance means a borrowing hereunder (i) made by some or all of the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period.

        Affiliate means any Person which, directly or indirectly, controls, is controlled by or is under common control with the relevant Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean a member of the board of directors, a partner or an officer of such Person, or any other Person with possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership (of record, as trustee, or by proxy) of voting shares, partnership interests or voting rights, through a management contract or otherwise. Any Person owning or controlling directly or indirectly ten percent or more of the voting shares, partnership interests or voting rights, or other equity interest of another Person shall be deemed to be an Affiliate of such Person.

        Agent is used herein as defined in the preamble hereof.

        Agreement is used herein as defined in the preamble hereof.

        Alternate Base Rate means, for any day, a fluctuating rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of (a) the Federal Funds Effective Rate for such day plus (b) one half of one percent (.50%) per annum.

        Applicable Margin means, (i) with respect to any Advance of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type set forth in the Pricing Schedule, and (ii) with respect to the determination of the Unused Commitment Fee, the percentage rate per annum which is applicable at such time with respect thereto set forth in the Pricing Schedule.

        Approved Counterparty means, at any time and from time to time, (i) Agent, any Lender, or any Affiliate of Agent or any Lender, (ii) J. Aron & Company, Morgan Stanley Capital Group Inc., Bank of America N.A., and Sempra Energy Trading Corp. so long as such Person has, at the time any Borrower or any Subsidiary Guarantor enters into a Rate Management Transaction with such Person, a credit rating of BBB+ or better from S&P or Baa1 or better from Moody's and (iii) any other Person engaged in the business of writing hedges for commodity, interest rate or currency risk that is acceptable to Agent and has, at the time any Borrower or any Subsidiary Guarantor enters into a Rate Management Transaction with such Person, a credit rating of BBB+ or better from S&P or Baa1 or better from Moody's.

        Approved Fund means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

        Arrangers means, collectively, Banc One Capital Markets, Inc. and CSFB in their capacity as Joint Lead Arrangers under this Agreement.

        Assignment and Acceptance means a document substantially in the form of Exhibit "E" hereto.

        Bank One is used herein as defined in the preamble hereof.

        Borrowers is used herein as defined in the preamble hereof.

        Borrowing Base means the value assigned by the Lenders from time to time to the Oil and Gas Properties pursuant to Section 7 hereof.

        Borrowing Base Deficiency is used herein as defined in Section 9(b) hereof.

        Borrowing Base Usage means, as of any date and for all purposes, the quotient, expressed as a percentage, of (i) all amounts outstanding on the Loan plus all outstanding Letters of Credit, divided by (ii) the Borrowing Base.

        Borrowing Date means the date elected by Borrowers pursuant to Section 2(b) hereof for an Advance on the Revolving Loan or a date a Letter of Credit is issued hereunder.

        Business Day means (i) with respect to any borrowing, payment or note selection of Eurodollar Loans, a day (other than Saturdays or Sundays) on which banks are legally open for business in Chicago, Illinois and New York, New York and on which dealings in United States dollars are carried on in the London interbank market, and (ii) for all other purposes a day (other than Saturdays and Sundays) on which banks are legally open for business in Chicago, Illinois.

        Canadian Credit Agreement means that certain Third Amended and Restated Credit Agreement between Addison and Bank One, NA, Canada Branch, as Administrative Agent for itself and the lenders named therein dated as of January 27, 2004 pursuant to which the lenders therein agree to make a C$250,000,000 Canadian revolving loan available to Addison.

        Canadian Dollars and the sign "C$" mean freely transferable Canadian dollars.

        Capital Lease means any lease of any property (whether real, personal or mixed) that, in conformity with GAAP, should be accounted for as a capital lease.

        Capital Stock means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

        Capitalized Lease Obligation means, with respect to any Person for any period, any obligation of such Person to pay rent or other amounts under a Capital Lease; the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

        Cash Collateral means collateral consisting of cash or Cash Equivalents on which the Agent has a first priority Lien.

        Cash Collateral Accounts is used herein as defined in Section 12(v) hereof.

        Cash Equivalent means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-2 or better by S&P or P-2 or better by Moody's, (iii) demand deposit accounts maintained in the ordinary course of business, and (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

        Cerberus means, collectively, Cerberus Capital Management and any Affiliates, funds or managed accounts of Cerberus Capital Management or its Affiliates.

        Cerberus Capital Management means Cerberus Capital Management, L.P., a Delaware limited partnership.

        Change of Control means, at any time, (i) the Control Group shall cease to beneficially own and control at least 60% on a fully diluted basis of the economic and voting interests in the Capital Stock of Holdings owned by the Control Group on the Effective Date; (ii) any Person or "group" (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than the Control Group (a) shall have acquired beneficial ownership of 51% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of Holdings or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Holdings; (iii) Holdings shall cease to beneficially own and control, on a fully diluted basis, 100% of the economic and voting interest in the Capital Stock of the Company; or (iv) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Holdings cease to be occupied by Persons who either (a) were members of the board of directors of Holdings on the Effective Date or (b) were nominated for election by the board of directors of Holdings, a majority of whom were directors on the Effective Date or whose election or nomination for election was previously approved by a majority of such directors.

        Claim is used herein as defined by Section 19 hereof.

        Collateral is used herein as defined in Section 6 hereof.

        Commitments means the Revolving Commitment.

        Company is used herein as defined in the preamble hereof.

        Consolidated or consolidated, when used with reference to any accounting term, means the amount described by such accounting term, determined on a consolidated basis in accordance with GAAP, after elimination of intercompany items.

        Consolidated Current Assets means, as of any date of determination, the total of the consolidated current assets of the Company determined in accordance with GAAP as of such date, plus, the amount by which the Revolving Commitment exceeds the Total Outstandings as of such date, less any amount required to be included in Consolidated Current Assets as a result of the application of FASB Statement 133 as of such date.

        Consolidated Current Liabilities means, as of any date of determination, the total of consolidated current obligations of the Company as determined in accordance with GAAP as of such date, less any amount required to be included in Consolidated Current Liabilities as a result of the application of FASB Statement 133 as of such date.

        Consolidated Current Ratio means, as of any date of determination, the ratio of Consolidated Current Assets to Consolidated Current Liabilities as of such date.

        Consolidated EBITDA means, without duplication and with respect to any Person for any period, the sum of (i) Consolidated Net Income of such Person for such period; plus, to the extent deducted in the determination of Consolidated Net Income for such period, (A) income tax expense (but excluding income tax expense relating to the sales or other disposition of assets, including Capital Stock, the gains and losses of which are excluded in the determination of Consolidated Net Income), plus (B) Consolidated Interest Expense, plus (C) depreciation, depletion, accretion and amortization expense, plus (D) any non-cash expenses and non-cash losses reducing Consolidated Net Income, minus (ii) any non-cash income and non-cash gains increasing Consolidated Net Income; provided that, with respect to the Company for any period ending before December 31, 2004, Consolidated EBITDA for such period shall be the actual Consolidated EBITDA of the Company for the period from January 1, 2004 to the end of such period multiplied by a fraction, the numerator of which is four (4) and the denominator of which is the number of fiscal quarters ended since January 1, 2004, including the then ending fiscal quarter.

        Consolidated Funded Debt means, as of any date, without duplication and with respect to any Person, (i) all obligations for borrowed money or for the purchase price of property, (ii) all obligations evidenced by bonds, debentures, notes, bankers' acceptances or other similar instruments, (iii) all other indebtedness (including obligations under Capital Leases, other than usual and customary oil and gas leases) on which interest charges are customarily paid or accrued, (iv) all guarantees of indebtedness, including reimbursement obligations with respect to letters of credit, (v) the unfunded or unreimbursed portion of all letters of credit, (vi) any indebtedness or other obligation secured by a Lien on assets, whether or not assumed, and (vii) all liability as a general partner of a partnership for obligations of that partnership of the nature described in (i) through (vi) preceding.

        Consolidated Interest Expense means, when used with reference to any Person for any period, without duplication, (i) the aggregate of all interest paid or accrued by such Person, on a consolidated basis, in respect of indebtedness of any such Person, on a consolidated basis, including all interest, fees and costs payable with respect to the obligations related to such indebtedness (other than fees and costs which may be capitalized as transaction costs in accordance with GAAP) and the interest component of Capitalized Lease Obligations, all as determined in accordance with GAAP; provided that, with respect to the Company for any period ending before December 31, 2004, Consolidated Interest Expense for such period shall be the actual Consolidated Interest Expense of the Company for the period from January 1, 2004, to the end of such period multiplied by a fraction, the numerator of which is four (4) and the denominator of which is the number of fiscal quarters ended since January 1, 2004, including the then ending fiscal quarter.

        Consolidated Net Income means, when used with reference to any Person for any period, the consolidated net income (or loss) of such Person, on a consolidated basis, for such period taken as a single accounting period calculated in accordance with GAAP, provided that (i) any non-cash gains or losses as a result of the application of FASB Statement 133, FASB Statement 121, FASB Statement 142 and FASB Statement 143 shall be excluded from Consolidated Net Income; (ii) any non-cash gains or losses as a result of the application of ceiling test write downs shall be excluded from Consolidated Net Income, (iii) the income of any Person which is not a Subsidiary or is accounted for by the Company by the equity method of accounting shall be included in Consolidated Net Income only to the extent of the amount of dividends or distributions actually paid in cash by such Person to the Company or a Subsidiary of the Company, (iv) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of any Borrower or is merged into or consolidates with any Borrower or any Subsidiary of any Borrower or that Person's assets are acquired by any Borrower or any Subsidiary of any Borrower shall be excluded from Consolidated Net Income, (v) the Net Income of any Subsidiary of the Company that is subject to restrictions, direct or indirect, on the payment of dividends or the making of distributions to any Borrower shall be excluded from Consolidated Net Income to the extent of such restrictions, (vi) any restoration to income of any contingency reserve, except to the extent the provision for such reserve was made out of income accrued during such period, shall be excluded from Consolidated Net Income, (vii) any net income or net loss during such period from (1) any change in accounting principles in accordance with GAAP, or (2) any prior period adjustment resulting from any change in accounting principles in accordance with GAAP shall be excluded from Consolidated Net Income.

        Control Group means, collectively, Cerberus, Miller, and EXCO Investors; provided that (i) EXCO Investors shall be included in the Control Group only so long as Miller is the sole manager of EXCO Investors, and (ii) Miller shall be included in the Control Group only so long as Miller is the Chief Executive Officer of Holdings and the Company or a member of the board of directors of Holdings.

        Controlled Group means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

        CSFB means Credit Suisse First Boston, acting through its Cayman Island branch.

        Default means all the events specified in Section 14 hereof, regardless of whether there shall have occurred any passage of time or giving of notice, or both, that would be necessary in order to constitute such event as an Event of Default.

        Default Rate means with respect to any Advance of any Type, a fluctuating rate of interest per annum that is two percent (2.0%) in excess of the rates otherwise payable under this Agreement.

        Defaulting Lender is used herein as defined in Section 3(f) hereof.

        Determination Date is used herein as defined in Section 7(b) hereof.

        Dollars, U.S. Dollars and the sign "$" mean lawful money of the United States of America.

        Dollar Equivalent is used herein as defined in the Intercreditor Agreement.

        Domestic Subsidiary means, with respect to any Person, a Subsidiary of such Person that is incorporated or formed under the laws of the United States of America or the District of Columbia.

        Effective Date means the date of this Agreement.

        Engineered Value is used herein as defined in Section 6 hereof.

        Enron Claims means collectively, those certain unsecured claims asserted by the Company in In re Enron Corp et al., Case No. 01-16934 (AJG) pending in the United States Bankruptcy Court for the Southern District of New York, against Enron Corp. and its Subsidiaries in an aggregate amount of approximately $16,450,000.

        Environmental Laws means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C.A. §9601, et seq., the Resource Conservation and Recovery Act, as amended by the Hazardous Solid Waste Amendment of 1984, 42 U.S.C.A. §6901, et seq., the Clean Water Act, 33 U.S.C.A. §1251, et seq., the Clean Air Act, 42 U.S.C.A. §1251, et seq., the Toxic Substances Control Act, 15 U.S.C.A. §2601, et seq., The Oil Pollution Act of 1990, 33 U.S.G. §2701, et seq., and all other laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, orders, permits and restrictions of any federal, state, county, municipal and other governments, departments, commissions, boards, agencies, courts, authorities, officials and officers, domestic or foreign, relating to oil pollution, air pollution, water pollution, noise control and/or the handling, discharge, disposal or recovery of on-site or off-site asbestos, radioactive materials, spilled or leaked petroleum products, distillates or fractions and industrial solid waste or "hazardous substances" as defined by 42 U.S.C. § 9601, et seq., as amended, as each of the foregoing may be amended from time to time.

        Environmental Liability means any claim, demand, obligation, cause of action, order, violation, damage, injury, judgment, penalty or fine, cost of enforcement, cost of remedial action or any other costs or expense whatsoever, including reasonable attorneys' fees and disbursements, resulting from the violation or alleged violation of any Environmental Law or the release of any substance into the environment which is required to be remediated by a regulatory agency or governmental authority or the imposition of any Environmental Lien which could reasonably be expected to individually or in the aggregate have a Material Adverse Effect.

        Environmental Lien means a Lien in favor of any court, governmental agency or instrumentality or any other Person (i) for any Environmental Liability or (ii) for damages arising from or cost incurred by such court or governmental agency or instrumentality or other Person in response to a release or threatened release of asbestos or any other "hazardous substance" into the environment, the imposition of which Lien could reasonably be expected to have a Material Adverse Effect.

        ERISA means the Employee Retirement Income Security Act of 1974, as amended.

        Eurodollar Advance means an Advance which, except as otherwise provided in Section 4(a), bears interest at the Eurodollar Rate.

        Eurodollar Base Rate means, with respect to a Eurodollar Advance for the relevant Interest Period, the applicable British Bankers' Association LIBOR rate for deposits in U.S. dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, if no such British Bankers' Association LIBOR rate is available to the Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Agent to be the rate at which Bank One or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of Bank One's relevant Eurodollar Loan and having a maturity equal to such Interest Period.

        Eurodollar Loan means a Loan which, except as otherwise provided in Section 4(a), bears interest at the applicable Eurodollar Rate.

        Eurodollar Rate means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin.

        Event of Default is used herein as defined in Section 14 hereof.

        Excluded Taxes means, in the case of each Lender or applicable Lending Installation and the Agent, Taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Agent is incorporated or organized or (ii) the jurisdiction in which the Agent's or such Lender's principal executive office or such Lender's applicable Lending Installation is located.

        EXCO Investors means EXCO Investors, LLC, a Delaware limited liability company.

        Federal Funds Effective Rate means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago, Illinois time) on such day on such transactions received by the Agent from three (3) Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

        Financial Statements means, with respect to any Person, collectively, the consolidated balance sheets, income statements, statements of cash flow and appropriate footnotes and schedules, prepared in accordance with GAAP; provided, that for purposes of the quarterly financial statements required under Subsection 12(a)(ii), means, with respect to the Company, the consolidated and consolidating balance sheets, income statements, statements of cash flow and appropriate footnotes and schedules of the Company prepared in accordance with GAAP.

        Floating Rate means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.

        Floating Rate Advance means an Advance which, except as otherwise provided in Section 4(a), bears interest at the Floating Rate.

        Floating Rate Loan means a Loan which, except as otherwise provided in Section 4(a), bears interest at the Floating Rate.

        Foreign Subsidiary means, with respect to any Person, a Subsidiary of such Person that is not a Domestic Subsidiary.

        Fund means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

        GAAP means United States generally accepted accounting principles, as in effect from time to time, applied in a manner consistent with that used in preparing the Financial Statements referred to in Section 10(f) hereof; provided that, for purposes of determining compliance with the financial covenants set forth in Sections 13(b), 13(c), 13(d) and 13(e) hereof, GAAP means United States generally accepted accounting principals as in effect on the Effective Date.

        Holdings means EXCO Holdings Inc., a Delaware corporation.

        Indemnified Party is used herein as defined in Section 19 hereof.

        Indenture means that certain Indenture dated as of January 20, 2004, by and among the Company, certain Subsidiaries of the Company and the Trustee, as amended, modified, supplemented or restated from time to time as permitted under this Agreement.

        Intercreditor Agreement means that certain Fourth Restated Intercreditor Agreement dated the date hereof between the Agent and the Lenders and the agent and the lenders under the Canadian Credit Agreement as it may be amended, modified, supplemented or restated from time to time.

        Interest Payment Date means the last day of each calendar month in the case of Floating Rate Loans and, in the case of Eurodollar Loans, the last day of the applicable Interest Period, and if such Interest Period is longer than three (3) months, at three (3) month intervals following the first day of such Interest Periods.

        Interest Period means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrowers pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such first, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such first, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

        Investment Subsidiaries means, collectively, EXCO Investment I, LLC, a Delaware limited liability company and EXCO Investment II, LLC, a Delaware limited liability company.

        Lender is used herein as defined in the preamble hereof; provided that, solely for the purpose of including the indebtedness, liabilities and obligations of Borrowers with respect to each North Coast Hedge, the term "Lender" includes each North Coast Counterparty; provided that the status of any North Coast Counterparty as a "Lender" with respect to any particular North Coast Hedge shall terminate upon the termination or expiration of such North Coast Hedge and payment in full of all indebtedness, liabilities and obligations of Borrowers with respect to such North Coast Hedge. Notwithstanding anything to the contrary in the Agreement, the foregoing definition of "Lender" shall not be amended without the consent of each Person that is a North Coast Counterparty at the time of such amendment regardless of whether such Person is the holder of a Loan or obligated to make Advances hereunder.

        Lending Installation means with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent listed on Annex A attached hereto or otherwise selected by such Lender or the Agent pursuant to Section 5(c).

        Letters of Credit is used herein as defined in Section 2(c) hereof.

        Lien means any mortgage, deed of trust, pledge, security interest, assignment, encumbrance or lien (statutory or otherwise) of every kind and character.

        Loan Documents means the Notes, the Subsidiary Guaranties, the Security Instruments and all other documents executed by Holdings, the Company or any of its Subsidiaries with Agent or the Lenders in connection with the transaction described in this Agreement.

        Loans means the Revolving Loans.

        Majority Lenders means Lenders holding 66 2/3% or more of the Commitments hereunder.

        Material Adverse Effect means a material adverse effect on (i) the assets or properties, financial condition, business, or operations of the Company and its Subsidiaries taken as a whole, (ii) the ability of any Borrower or any Subsidiary Guarantor to carry out its business as of the date of this Agreement or as proposed at the date of this Agreement to be conducted, (iii) the ability of Holdings, any Borrower, or any Subsidiary Guarantor to perform fully and on a timely basis its respective obligations under any of the Loan Documents to which it is a party, or (iv) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Agent or the Lenders thereunder.

        Material Domestic Subsidiary means any Domestic Subsidiary of the Company other than a Borrower that owns or holds assets, properties or interests (including oil, gas and mineral properties and interests) with an aggregate fair market value greater than five percent (5%) of the aggregate fair market value of all of the assets, properties and interests (including oil, gas and mineral properties and interests) of the Company and its Subsidiaries taken as a whole.

        Maximum Rate is used herein as defined in Section 22 hereof.

        Miller means Douglas H. Miller.

        Moody's means Moody's Investors Services, Inc.

        NCE means NCE Acquisition, Inc., a Delaware corporation.

        North Coast is used herein as defined in the recitals hereto.

        North Coast Counterparty means each of the Persons identified as a counterparty to a North Coast Hedge on the attached Schedule 9.

        North Coast Eastern is used herein as defined in the preamble hereof.

        North Coast Hedge means the Rate Management Transactions entered into by Borrowers with a North Coast Counterparty described on the attached Schedule 9.

        North Coast Merger means the merger of North Coast with and into NCE in accordance with the terms of the North Coast Merger Agreement.

        North Coast Merger Agreement means that certain Agreement and Plan of Merger, dated November 26, 2003 by and among the Company, NCE, North Coast, and NUON Energy, as amended, modified, supplemented or restated prior to the effective time of the North Coast Merger.

        Notes means the Revolving Notes.

        Notice of Borrowing is used herein as defined in Section 2(b) hereof.

        NUON Energy is used herein as defined in the recitals hereto.

        Offering Circular means the confidential offering circular dated January 14, 2004, used in connection with the issuance of the Senior Notes.

        Oil and Gas Properties means all oil, gas and mineral properties and interests, and all related personal properties, in which any Borrower or any Subsidiary Guarantor grants to the Lenders either a Lien pursuant to Section 6 hereof or a negative pledge pursuant to Section 13(a) hereof.

        Operating is used herein as defined in the preamble hereof.

        Operating Accounts is used herein as defined in Section 12(v) hereof.

        Original Credit Agreements is used herein as defined in the recitals hereto.

        Original EXCO Credit Agreement is used herein as defined in the recitals hereto.

        Original North Coast Credit Agreement is used herein as defined in the recitals hereto.

        Other Financing is used herein as defined in Section 15(l) hereof.

        Other Taxes is used herein as defined in Section 5(g) hereof.

        Participants is used herein as defined in Section 28(e) hereof.

        Payor is used herein as defined in Section 3(h)hereof.

        Permitted Liens means (i) royalties, overriding royalties, reversionary interests, production payments and similar burdens; (ii) sales contracts or other arrangements for the sale or production of oil, gas or associated liquid or gaseous hydrocarbons which would not (when considered cumulatively with the matters discussed in clause (i) above) deprive Borrowers or any Subsidiary Guarantor of any material right in respect of Borrowers' or such Subsidiary Guarantor's assets or properties (except for rights customarily granted with respect to such contracts and arrangements); (iii) statutory Liens for Taxes or other assessments that are not yet delinquent (or that, if delinquent, are being contested in good faith by appropriate proceedings, levy and execution thereon having been stayed and continue to be stayed and for which Borrowers have set aside on their books adequate reserves in accordance with GAAP); (iv) easements, rights of way, servitudes, permits, surface leases and other rights in respect to surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like, conditions, covenants and other restrictions, and easements of streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights of way on, over or in respect of Borrowers' or any Subsidiary Guarantor's assets or properties and that could not individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect; (v) materialmen's, mechanic's, repairman's, employee's, vendor's, laborer's warehousemen's, landlord's, carrier's, pipeline's, contractor's, sub-contractor's, operator's, non-operator's (arising under operating or joint operating agreements), and other Liens (including any financing statements filed in respect thereof) incidental to obligations incurred by Borrowers or any Subsidiary Guarantor in connection with the construction, maintenance, development, transportation, processing, storage or operation of Borrowers' or any Subsidiary Guarantor's assets or properties to the extent not delinquent (or which, if delinquent, are being contested in good faith by appropriate proceedings and for which Borrowers have set aside on their books adequate reserves in accordance with GAAP); (vi) all contracts, agreements and instruments, and all defects and irregularities and other matters affecting Borrowers' or any Subsidiary Guarantor's assets and properties which were in existence at the time Borrowers' or such Subsidiary Guarantor's assets and properties were originally acquired by Borrowers and all routine operational agreements entered into in the ordinary course of business, which contracts, agreements, instruments, defects, irregularities and other matters and routine operational agreements are not such as to, individually or in the aggregate, interfere materially with the operation, value or use of Borrowers' or any Subsidiary Guarantor's assets and properties, considered in the aggregate; (vii) Liens in connection with workmen's compensation, unemployment insurance or other social security, old age pension or public liability obligations; (viii) legal or equitable encumbrances deemed to exist by reason of the existence of any litigation or other legal proceeding or arising out of a judgment or award with respect to which an appeal is being prosecuted in good faith and levy and execution thereon have been stayed and continue to be stayed; (ix) rights reserved to or vested in any municipality, governmental, statutory or other public authority to control or regulate Borrowers' or any Subsidiary Guarantor's assets and properties in any manner, and all applicable laws, rules and orders from any governmental authority; (x) landlord's Liens; (xi) Liens incurred pursuant to the Security Instruments and Liens expressly subordinated to the Liens under the Security Instruments, on terms and conditions reasonably acceptable to the Majority Lenders, that secure obligations under Rate Management Transactions permitted pursuant to Section 13(m) hereof; (xii) Liens granted pursuant to the Senior Notes Second Lien Pledge Agreement; provided that such Liens are expressly subordinated on terms acceptable to the Majority Lenders to the Liens granted in the same assets of the Company under the Security Instruments and (xiii) Liens existing at the Effective Date which are identified in Schedule "1" hereto.

        Person means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        Plan means any plan subject to Title IV of ERISA and maintained by Borrowers, or any such plan to which Borrowers are required to contribute on behalf of their employees.

        Pre-Approved Contracts means (i) any North Coast Hedge and (ii) any other Rate Management Transaction entered into by the Company or any of its Subsidiaries in the ordinary course of business that (a) is with an Approved Counterparty and (b) which, together with all other such Rate Management Transactions then in effect, is (1) designed to hedge, collar, or swap crude oil or natural gas or otherwise sell a portion of the aggregate anticipated production from proved, developed producing reserves of crude oil and natural gas of Borrowers and the Subsidiary Guarantors, taken as a whole, for any Rolling Five Year Period not to exceed (x) eighty percent (80%) of such production in any year for the first three years of such Rolling Five Year Period or (y) fifty percent (50%) of such production in any year for the last two years of such Rolling Five Year Period, (2) an interest rate hedge in an aggregate notional amount that, together with any other interest rate hedges then in effect, does not exceed more than eighty percent (80%) of the total Consolidated Funded Debt of the Company and its Material Domestic Subsidiaries projected to be outstanding for any period covered by such hedge, or (3) a foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, which is for the purpose of hedging the foreign currency risk associated with the Company's and its Subsidiaries' operations and not for speculative purposes.

        Pricing Schedule means the Schedule attached hereto identified as such.

        Prime Rate means the rate per annum equal to the prime rate of interest announced from time to time by Bank One or its parent and their respective successors (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

        Pro Rata or Pro Rata Part means for each Lender, (i) for all purposes where no Loan is outstanding, such Lender's Revolving Commitment Percentage and (ii) otherwise, the proportion which the portion of the outstanding Loans owed to such Lender bears to the aggregate outstanding Loans owed to all Lenders at the time in question.

        Purchasers is used herein as defined in Section 28(a) hereof.

        Rate Management Transaction means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by any Borrower or any of their Subsidiaries which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, forward exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

        Register is used herein as defined in Section 28(d) hereof.

        Regulation D means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto and other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

        Reimbursement Obligations means, at any time, the obligations of the Borrowers in respect of all Letters of Credit then outstanding to reimburse amounts paid by any Lender in respect of any drawing or drawings under a Letter of Credit.

        Related Transactions means the consummation of the Tender Offer and the release of the escrowed proceeds of the Senior Notes, the payment in full of the Senior Term Debt, the North Coast Merger, the execution and delivery of the Loan Documents, the funding of the Loans and the "Loans" under and as defined in the Canadian Credit Agreement on the Effective Date and the payment of all fees, costs and expenses associated with all of the foregoing.

        Release Price is used herein as defined in Section 12(q) hereof.

        Required Lenders means Lenders holding 66 2/3% or more of the aggregate of the Commitments hereunder and the "Commitments" under and as defined in the Canadian Credit Agreement.

        Required Payment is used herein as defined in Section 3(h) hereof.

        Reserve Requirement means, with respect to any Eurodollar Advance for the relevant Interest Period, the actual aggregate reserve requirements (including all basic, supplemental, emergency, special, marginal, and other reserves required by applicable law) applicable to Bank One for eurocurrency fundings or liabilities, including, without limitation, reserves imposed under Regulation D.

        Revolving Commitment means (A) for all Lenders, the lesser of (i) $250,000,000 or (ii) the Borrowing Base, as reduced or increased from time to time pursuant to Sections 2 and 7 hereof, and (B) as to any Lender, its obligation to make Advances hereunder and purchase participations in Letters of Credit issued hereunder by the Agent in amounts not exceeding, in the aggregate, an amount equal to such Lender's Revolving Commitment Percentage times the total Revolving Commitment as of any date. The Revolving Commitment of each Lender hereunder shall be adjusted from time to time to reflect assignments made by such Lender pursuant to Section 28 hereof. Each reduction in the Revolving Commitment shall result in a Pro Rata reduction in each Lender's Revolving Commitment.

        Revolving Commitment Percentage means, for each Lender, the percentage set forth opposite Lender's name on Annex A attached hereto. The Revolving Commitment Percentage of each Lender hereunder shall be adjusted from time to time to reflect assignments made by such Lender pursuant to Section 28 hereof.

        Revolving Loan or Loans means an Advance or Advances made under the Revolving Commitment.

        Revolving Maturity Date means January 27, 2007.

        Revolving Notes means the Notes, substantially in the form of Exhibit "B" hereto issued or to be issued hereunder to each Lender, respectively, to evidence the indebtedness to such Lender arising by reason of the Advances on the Revolving Commitment, together with all modifications, renewals and extensions thereof or any part thereof.

        Rolling Five Year Period means, as of any date of determination, the five year period beginning on such date of determination and ending on the fifth anniversary of such date of determination.

        S&P means Standard and Poor's Ratings Services, a division of The McGraw Hill Companies, Inc.

        Sale and Leaseback Transaction means any sale or other transfer of any property or asset, real or personal, by any Person with the intent to lease such property or asset as lessee.

        Security Instruments means, collectively, this Agreement, all Deeds of Trust, Mortgages, Security Agreements, Assignments of Production and Financing Statements and other collateral documents covering the Oil and Gas Properties and related personal property, equipment, oil and gas inventory and proceeds of the foregoing, all Guaranties, all pledge agreements and all collateral assignments of notes and Liens, all such documents to be in form and substance reasonably satisfactory to Agent.

        Senior Note Documents means the Senior Notes, the Indenture, the Senior Notes Guaranty, the Senior Notes Second Lien Pledge Agreement, collectively, or each of such documents singularly, and any documents or instruments contemplated by or executed in connection with any of them or any of the transactions contemplated hereby or thereby.

        Senior Notes means the 7 1/4% Senior Notes due 2011 of the Company issued pursuant to the Indenture, as amended, modified or supplemented from time to time in accordance with the terms thereof.

        Senior Notes Guaranty means a supplemental indenture, in a form satisfactory to the Agent, pursuant to which a Subsidiary Guarantor guarantees the Company obligations with respect to the Senior Notes on the terms provided for in the Indenture including the subordination of the guaranty of the Senior Notes by Taurus to the obligations of Taurus under the Subsidiary Guaranty on terms satisfactory to Agent.

        Senior Notes Intercreditor Agreement means the Intercreditor Agreement, dated as of January 20, 2004, among the Trustee, Agent, the Borrowers and the Subsidiary Guarantors, as it may be amended, modified, supplemented or restated from time to time.

        Senior Notes Second Lien Pledge Agreement means that certain Pledge Agreement for Stock dated as of January 20, 2004, by and between the Company and the Trustee, as amended, modified, supplemented or restated from time to time as permitted under this Agreement.

        Senior Term Debt means the indebtedness, obligations and liabilities evidenced by that certain Senior Term Credit Agreement, dated October 17, 2003, by and among the Company, as borrower, Holdings, Operating and Taurus, as guarantors, Bank One, as administrative agent and the lenders from time to time a party thereto, and any other guaranties, agreements, documents, instruments or certificates executed and delivered in connection therewith.

        Sole Bookrunner means Banc One Capital Markets, Inc. in its capacity as Sole Bookrunner under this Agreement.

        Subsidiary of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its

Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Company.

        Subsidiary Guarantor means each Domestic Subsidiary of the Company that has executed and delivered to Agent or that now or hereafter executes and delivers to Agent, for the benefit of the Lenders, a Subsidiary Guaranty.

        Subsidiary Guaranty means a Subsidiary Guaranty in the form of Exhibit "C" hereto.

        Taurus means Taurus Acquisition, Inc., a Texas corporation.

        Taxes means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

        Tender Offer means the tender offer launched on December 5, 2003, by NCE for all the common stock of North Coast.

        Total Outstandings means, as of any date, the sum of (i) the total principal balance outstanding on the Revolving Notes, plus (ii) the total face amount of all outstanding Letters of Credit, plus (iii) the total amount of all unpaid Reimbursement Obligations.

        Tranche means a set of Eurodollar Loans made by the Lenders at the same time and for the same Interest Period.

        Transferee is used herein as defined in Section 28(f) hereof.

        Trustee means Wilmington Trust Company, in its capacity as trustee under the Indenture and its permitted successors under the Indenture.

        Type means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance and with respect to any Loan, its nature as a Floating Rate Loan or a Eurodollar Loan.

        Unscheduled Redeterminations means a redetermination of the Borrowing Base made at any time other than on the dates set for the regular semi-annual redetermination of the Borrowing Base which are made (A) at the request of Borrowers (but only once between Borrowing Base redeterminations), or (B) at the request of Majority Lenders, or (C) immediately after the issuance by the Company or any Subsidiary of the Company, including but not limited to, Addison, of any debt or any Capital Stock other than common stock, the principal amount or the redemption price of which when added to all other such debt or Capital Stock issued after the Effective Date, exceeds $2,500,000 in the aggregate.

        Unused Commitment Fee is used herein as defined in Section 8(a) hereof.

        2.    Commitments of the Lender.

          (a)   Terms of Revolving Commitment. On the terms and conditions hereinafter set forth, each Lender agrees severally to make Advances to the Borrowers from time to time during the period beginning on the Effective Date and ending on the Revolving Maturity Date in such amounts as the Borrowers may request up to an amount not to exceed, in the aggregate principal amount advanced at any time, the aggregate Revolving Commitment less Total Outstandings. The obligation of the Borrowers hereunder shall be evidenced by this Agreement and the Revolving Notes issued in connection herewith, said Revolving Notes as described in Section 3 hereof. The obligations of the Borrowers under this Agreement, the Revolving Notes and the other Loan Documents shall be joint and several; provided, however, that the liability of Operating under this Agreement, the Revolving Notes and the Loan Documents shall be limited to the maximum amount of liability that can be incurred without rendering the obligations of Operating under such Loan Documents voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount. Notwithstanding any other provision of this Agreement, no Advance shall be required to be made hereunder if the conditions set forth in Section 11 have not been satisfied. Each Advance under the Revolving Commitment shall be an aggregate amount of at least $1,000,000 or any whole multiples of $100,000 in excess thereof. Irrespective of the face amount of the Revolving Note or Notes, the Lenders shall never have the obligation to Advance any amount or amounts in excess of the Revolving Commitment or to increase the Revolving Commitment.

          (b)   Procedure for Borrowing. Whenever the Borrowers desire an Advance under the Revolving Commitment, it shall give Agent telegraphic, telex, facsimile or telephonic notice ("Notice of Borrowing") of such requested Advance, which in the case of telephonic notice, shall be promptly confirmed in writing. Each Notice of Borrowing shall be in the form of Exhibit "A" attached hereto and shall be received by Agent not later than 11:00 a.m. Chicago, Illinois time, (i) one (1) Business Day prior to the Borrowing Date in the case of the Floating Rate Loan, or (ii) three (3) Business Days prior to any proposed Borrowing Date in the case of Eurodollar Loans. Each Notice of Borrowing shall specify (i) the Borrowing Date (which shall be a Business Day), (ii) the principal amount to be borrowed, (iii) the portion of the Advance constituting Floating Rate Loans and/or Eurodollar Loans and (iv) if any portion of the proposed Advance is to constitute Eurodollar Loans, the initial Interest Period selected by Borrowers pursuant to Section 4 hereof to be applicable thereto. Upon receipt of such Notice of Borrowing, Agent shall advise each Lender thereof; provided, that if the Lenders have received at least one (1) day's notice of such Advance prior to funding of a Floating Rate Loan, or at least three (3) days' notice of each Advance prior to funding of a Eurodollar Loan, each Lender shall provide Agent at its office at Bank One, NA, Mail Code IL1-0634, 1 Bank One Plaza, Chicago, Illinois, 60670-0634, Facsimile Number (312) 732-4840, with a copy to 1717 Main Street, TX1-2448, Dallas, Texas 75201, Facsimile No. (214) 290-2332 Attention: Wm. Mark Cranmer, Director, Capital Markets not later than 1:00 p.m., Chicago, Illinois time, on the Borrowing Date, in immediately available funds, its Pro Rata Part of the requested Advance, but the aggregate of all such fundings by each Lender shall never exceed such Lender's Commitment. Not later than 2:00 p.m., Chicago, Illinois time, on the Borrowing Date, Agent shall make available to the Borrowers at the same office, in like funds, the aggregate amount of such requested Advance. Neither Agent nor any Lender shall incur any liability to the Borrowers in acting upon any Notice of Borrowing referred to above which Agent or such Lender believes in good faith to have been given by a duly authorized officer or other Person authorized to borrow on behalf of Borrowers or for otherwise acting in good faith under this Section 2(b). Upon funding of Advances by Lenders and such funds being made available to Borrowers in accordance with this Agreement, pursuant to any such Notice of Borrowing, the Borrowers shall have effected Advances hereunder.

          (c)   Letters of Credit. On the terms and conditions hereinafter set forth, the Agent shall from time to time during the period beginning on the Effective Date and ending on the Revolving Maturity Date upon request of Borrowers issue Letters of Credit for the account of Borrowers or any of their Subsidiaries (the "Letters of Credit") in such face amounts as Borrowers may request, but not to exceed in the aggregate face amount at any time outstanding the sum of Ten Million Dollars ($10,000,000). The face amount of all Letters of Credit issued and outstanding hereunder shall be considered as Advances on the Revolving Commitment and all payments made by the Agent on such Letters of Credit shall be considered as Advances under the Revolving Notes. Each Letter of Credit issued for the account of Borrowers hereunder shall (i) be in favor of such beneficiaries as specifically requested by Borrowers, (ii) have an expiration date not exceeding the earlier of (a) twelve months after its date of issuance or (b) five (5) business days prior to the Revolving Maturity Date, and (iii) contain such other terms and provisions as may be required by the Agent. Any Letter of Credit with a one-year expiry date may provide for automatic renewal thereof for additional one-year periods (but shall in no event extend beyond the fifth (5th) Business Day prior to the Revolving Maturity Date) unless the issuer provides prior notice of non-renewal thereof to the beneficiary. Each Lender (other than Agent) agrees that, upon issuance of any Letter of Credit hereunder, it shall automatically acquire a participation in the Agent's liability under such Letter of Credit in an amount equal to such Lender's Revolving Commitment Percentage of such liability, and each Lender (other than Agent) thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to Agent to pay and discharge when due, its Revolving Commitment Percentage of Agent's liability under such Letter of Credit. The Borrowers hereby unconditionally agree to pay and reimburse the Agent for the amount of each demand for payment under any Letter of Credit that is in substantial compliance with the provisions of any such Letter of Credit at or prior to the date on which payment is to be made by the Agent to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind. Upon receipt from any beneficiary of any Letter of Credit of any demand for payment under such Letter of Credit, the Agent shall promptly notify the Borrowers of the demand and the date upon which such payment is to be made by the Agent to such beneficiary in respect of such demand. Forthwith upon receipt of such notice from the Agent, Borrowers shall advise the Agent whether or not they intend to borrow hereunder to finance its obligations to reimburse the Agent, and if so, submit a Notice of Borrowing as provided in Section 2(b) hereof. If Borrowers fail to so advise Agent and thereafter fail to reimburse Agent, the Agent shall notify each Lender of the demand and the failure of the Borrowers to reimburse the Agent, and each Lender shall reimburse the Agent for its Revolving Commitment Percentage of each such draw paid by the Agent and unreimbursed by the Borrowers. All such amounts paid by Agent and/or reimbursed by the Lenders shall be treated as an Advance or Advances under the Revolving Commitment, which Advances shall be immediately due and payable and shall bear interest at the Default Rate.

          (d)   Procedure for Obtaining Letters of Credit. The amount and date of issuance, renewal, extension or reissuance of a Letter of Credit pursuant to the Lenders' commitments above in Section 2(c) shall be designated by Borrowers' written request delivered to Agent at least three (3) Business Days prior to the date of such issuance, renewal, extension or reissuance. Concurrently with or promptly following the delivery of the request for a Letter of Credit, Borrowers shall execute and deliver to the Agent an application and agreement with respect to the Letters of Credit, said application and agreement to be in the form used by the Agent. The Agent shall not be obligated to issue, renew, extend or reissue such Letters of Credit if (A) the amount thereon when added to the face amount of the outstanding Letters of Credit plus any Reimbursement Obligations exceeds Ten Million Dollars ($10,000,000) or (B) the amount thereof when added to the Total Outstandings would exceed the Revolving Commitment. Borrowers agree to pay the Agent for the benefit of the Lenders commissions for issuing the Letters of Credit

  (calculated separately for each Letter of Credit) at a rate per annum equal to the Applicable Margin then in effect for Eurodollar Loans applied to the face amount of the Letter of Credit; provided, however, at any time while an Event of Default has occurred and is continuing, the commission on the outstanding Letters of Credit shall be two percent (2%) per annum in excess of the commission otherwise payable under this Agreement on each such Letter of Credit. Borrowers further agree to pay Agent an additional fronting fee equal to one-eighth of one percent (0.125%) per annum on the maximum face amount of each Letter of Credit plus documentary and processing charges in accordance with Agent's standard schedule of charges with respect to the issuance, amendment, cancellation, negotiation or transfer of each Letter of Credit and drawing made thereunder. Such commissions shall be payable prior to the issuance of each Letter of Credit and in arrears on the last Business Day of each calendar quarter while such Letter of Credit is outstanding with the final fee payment due on the Revolving Maturity Date for any period then ending for which such commissions shall not have been therefore paid.

          (e)   Voluntary Reduction of Revolving Commitment. Subject to the provisions of Section 5(e) hereof, the Borrowers may at any time, or from time to time, upon not less than three (3) Business Days' prior written notice to Agent, reduce or terminate the Revolving Commitment; provided, however, that (i) each reduction in the Revolving Commitment must be in the amount of $1,000,000 or more, in increments of $1,000,000 and (ii) each reduction must be accompanied by a prepayment of the Notes in the amount by which the outstanding principal balance of the Notes exceeds the Revolving Commitment as reduced pursuant to this Section 2.

          (f)    Mandatory Revolving Commitment Reductions. On any day that any Borrower or any Subsidiary Guarantor sells any of its Oil and Gas Properties, the Borrowing Base shall automatically be reduced by a sum equal to the amount of prepayment required to be made pursuant to Section 12(q) hereof. If, as a result of any such reduction in the Borrowing Base, the Total Outstandings ever exceed the Borrowing Base then in effect, the Borrowers shall make the mandatory prepayment of principal required pursuant to Section 9(b) hereof.

          (g)   Several Obligations. The obligations of the Lenders under the Commitments are several and not joint. The failure of any Lender to make an Advance required to be made by it shall not relieve any other Lender of its obligation to make its Advance, and no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender. No Lender shall be required to lend hereunder any amount in excess of its legal lending limit.

          (h)   Type and Number of Advances. Any Advance on the Commitments may be a Floating Rate Loan or a Eurodollar Loan, or a combination thereof, as selected by the Borrowers pursuant to Section 4 hereof. The total number of Tranches which may be outstanding at any time shall never exceed four (4).

        3.    Notes Evidencing Loans.    The Loans described above in Section 2 shall be evidenced by promissory notes of Borrowers as follows:

          (a)   Form of Revolving Notes. The Revolving Loan shall be evidenced by a Revolving Note or Notes in the aggregate face amount of $250,000,000, and shall be in the form of Exhibit "B" hereto with appropriate insertions. Notwithstanding the face amount of the Revolving Notes, the actual principal amount due from the Borrowers to Lenders on account of the Revolving Notes, as of any date of computation, shall be the sum of Advances then and theretofore made on account thereof, less all principal payments actually received by Lenders in collected funds with respect thereto. Although the Revolving Notes may be dated as of the Effective Date, interest in respect thereof shall be payable only for the period during which the Loans evidenced thereby are outstanding and, although the stated amount of the Revolving Notes may be higher, the Revolving Notes shall be enforceable, with respect to Borrowers' obligation to pay the principal amount thereof, only to the extent of the unpaid principal amount of the Revolving Loans. Irrespective of the face amount of the Revolving Notes, no Lender shall ever be obligated to advance on the Revolving Commitment any amount in excess of its Revolving Commitment Percentage then in effect.

          (b)   Issuance of Additional Notes. At the Effective Date there shall be outstanding Revolving Notes in the aggregate face amount of $250,000,000 payable to the order of Lenders. From time to time, new Notes may be issued to other Lenders as such Lenders become parties to this Agreement. Upon request from Agent, the Borrowers shall execute and deliver to Agent any such new or additional Notes. From time to time, as new Notes are issued, the Agent shall require that each Lender exchange its Note(s) for newly issued Note(s) to accurately reflect the extent of each Lender's Commitments hereunder.

          (c)   Interest Rates. The unpaid principal balance of the Notes shall bear interest from time to time as set forth in Section 4 hereof.

          (d)   Payment of Interest. Interest on the Notes shall be payable on each Interest Payment Date.

          (e)   Payment of Principal. Principal of the Revolving Note or Notes shall be due and payable to the Agent, for the ratable benefit of the Lenders, on the Revolving Maturity Date unless earlier due in whole or in part as a result of an acceleration of the amount due or pursuant to the mandatory prepayment provisions of Section 9(b) hereof.

          (f)    Payment to Lenders. Each Lender's Pro Rata Part of payment or prepayment of the Loans shall be directed by wire transfer to such Lender by the Agent at the address provided to the Agent for such Lender for payments no later than 2:00 p.m., Chicago, Illinois, time on the Business Day such payments or prepayments are deemed hereunder to have been received by Agent; provided, however, in the event that any Lender shall have failed to make an Advance as contemplated under Section 2 hereof (a "Defaulting Lender") and the Agent or another Lender or Lenders shall have made such Advance, payment received by Agent for the account of such Defaulting Lender or Lenders shall not be distributed to such Defaulting Lender or Lenders until such Advance or Advances shall have been repaid in full to the Lender or Lenders who funded such Advance or Advances. Any payment or prepayment received by Agent at any time after 12:00 noon, Chicago, Illinois, time on a Business Day shall be deemed to have been received on the next Business Day. Interest shall cease to accrue on any principal as of the end of the day preceding the Business Day on which any such payment or prepayment is deemed hereunder to have been received by Agent. If Agent fails to transfer any principal amount to any Lender as provided above, then Agent shall promptly direct such principal amount by wire transfer to such Lender.

          (g)   Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, or otherwise) on account of the Loans, (including, without limitation, any set-off) which is in excess of its Pro Rata Part of payments on either of the Loans, as the case may be, obtained by all Lenders, such Lender shall purchase from the other Lenders such participation as shall be necessary to cause such purchasing Lender to share the excess payment pro rata with each of them; provided that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of the recovery. The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 3(g) may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of offset) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

          (h)   Non-Receipt of Funds by the Agent. Unless the Agent shall have been notified by a Lender or the Borrowers (the "Payor") prior to the date on which such Lender is to make payment to the Agent of the proceeds of a Loan to be made by it hereunder or the Borrowers are to make a payment to the Agent for the account of one or more of the Lenders, as the case may be (such payment being herein called the "Required Payment"), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to the Agent, the recipient of such payment shall, on demand, pay to the Agent the amount made available to it together with interest thereon in respect of the period commencing on the date such amount was made available by the Agent until the date the Agent recovers such amount at the rate applicable to such portion of the applicable Loan.

        4.    Interest Rates.

          (a)   Options.

              (i)  Floating Rate Loans. On all Floating Rate Loans, the Borrowers agree to pay interest calculated on the basis of the actual days elapsed in a year consisting of 365 days, or if appropriate, 366 days with respect to the unpaid principal amount of each Floating Rate Loan from the date the proceeds thereof are made available to Borrowers until maturity (whether by acceleration or otherwise), at a varying rate per annum equal to the lesser of (i) the Maximum Rate, or (ii) the Floating Rate. Subject to the provisions of this Agreement as to prepayment, the principal of the Notes representing Floating Rate Loans shall be payable as specified in Section 3(e) hereof and the interest in respect of each Floating Rate Loan shall be payable on each Interest Payment Date applicable thereto. Past due principal and, to the extent permitted by law, past due interest in respect to each Floating Rate Loan, shall bear interest, payable on demand, at a rate per annum equal to the Default Rate.

             (ii)  Eurodollar Loans. On all Eurodollar Loans, the Borrowers agree to pay interest calculated on the basis of a year consisting of 360 days with respect to the unpaid principal amount of each Eurodollar Loan from the date the proceeds thereof are made available to Borrowers until maturity (whether by acceleration or otherwise), at a varying rate per annum equal to the lesser of (i) the Maximum Rate, or (ii) the Eurodollar Rate. Subject to the provisions of this Agreement with respect to prepayment, the principal of the Notes shall be payable as specified in Section 3(e) hereof and the interest with respect to each Eurodollar Loan shall be payable on each Interest Payment Date applicable thereto. Past due principal and, to the extent permitted by law, past due interest shall bear interest, payable on demand, at a rate per annum equal to the Default Rate. Upon three (3) Business Days' written notice prior to the making by the Lenders of any Eurodollar Loan (in the case of the initial Interest Period therefor) or the expiration date of each succeeding Interest Period (in the case of subsequent Interest Periods therefor), Borrowers shall have the option, subject to compliance by Borrowers with all of the provisions of this Agreement, as long as no Event of Default exists, to specify whether the Interest Period commencing on any such date shall be a one (1), two (2), three (3) or six (6) month period. If Agent shall not have received timely notice of a designation of such Interest Period as herein provided, Borrowers shall be deemed to have elected to convert all maturing Eurodollar Loans to Floating Rate Loans.

          (b)   Interest Rate Determination. The Agent shall determine each interest rate applicable to the Loans hereunder. The Agent shall give prompt notice to the Borrowers and the Lenders of each rate of interest so determined and its determination thereof shall be conclusive absent error.

          (c)   Conversion Option. Borrowers may elect from time to time (i) to convert all or any part of its Eurodollar Loans to Floating Rate Loans by giving Agent irrevocable notice of such election in writing prior to 10:00 a.m. (Chicago, Illinois time) on the conversion date and such conversion shall be made on the requested conversion date, provided that any such conversion of Eurodollar Loans shall only be made on the last day of the Interest Period with respect thereof, or (ii) to convert all or any part of its Floating Rate Loans to Eurodollar Loans by giving the Agent irrevocable written notice of such election three (3) Business Days prior to the proposed conversion and such conversion shall be made on the requested conversion date or, if such requested conversion date is not a Business Day, on the next succeeding Business Day. Any such conversion shall not be deemed to be a prepayment of any of the loans for purposes of this Agreement or the Notes.

          (d)   Recoupment. If at any time the applicable rate of interest selected pursuant to Subsection 4(a)(i) or 4(a)(ii) above shall exceed the Maximum Rate, thereby causing the interest on the Notes to be limited to the Maximum Rate, then any subsequent reduction in the interest rate so selected or subsequently selected shall not reduce the rate of interest on the Notes below the Maximum Rate until the total amount of interest accrued on the Notes equals the amount of interest which would have accrued on the Notes if the rate or rates selected pursuant to Subsection 4(a)(i) or 4(a)(ii), as the case may be, had at all times been in effect.

        5.    Special Provisions Relating to Loans.

          (a)   Unavailability of Funds or Inadequacy of Pricing. In the event that, in connection with any proposed Eurodollar Loan, the Agent reasonably determines, which determination shall, absent manifest error, be final, conclusive and binding upon all parties, due to changes in circumstances since the date hereof, adequate and fair means do not exist for determining the Eurodollar Rate or such rate will not accurately reflect the costs to the Lenders of funding Eurodollar Loans for such Interest Period, the Agent shall give notice of such determination to the Borrowers and the Lenders, whereupon, until the Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make, continue or convert Loans into Eurodollar Loans shall be suspended, and all loans to Borrowers shall be Floating Rate Loans during the period of suspension.

          (b)   Change in Laws. If at any time any new law or any change in existing laws or in the interpretation of any new or existing laws shall make it unlawful for any Lender to make or continue to maintain or fund Eurodollar Loans hereunder, then such Lender shall promptly notify Borrowers in writing and such Lender's obligation to make, continue or convert Loans into Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurodollar Loans. Upon receipt of such notice, Borrowers shall either repay the outstanding Eurodollar Loans owed to such Lender, without penalty, on the last day of the current Interest Periods (or, if any Lender may not lawfully continue to maintain and fund such Eurodollar Loans, immediately), or Borrowers may convert such Eurodollar Loans at such appropriate time to Floating Rate Loans.

          (c)   Increased Cost or Reduced Return.

              (i)  If, after the Effective Date, the adoption of any applicable law, rule, or regulation, or any change in any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency:

              (A)  shall subject such Lender to any Tax, duty, or other charge with respect to any Eurodollar Loans, its Notes, or its obligation to make Eurodollar Loans, or change the basis of taxation of any amounts payable to such Lender under this Agreement or its Notes in respect of any Eurodollar Loan (other than franchise taxes and Taxes imposed on or measured by the overall net income of such Lender);

              (B)  shall impose, modify, or deem applicable any reserve, special deposit, assessment, or similar requirement (other than reserve requirements, if any, taken into account in the determination of the Eurodollar Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender, including the Commitment of such Lender hereunder; or

              (C)  shall impose on such Lender or on the London interbank market any other condition affecting this Agreement or its Notes or any of such extensions of credit or liabilities or commitments;

    and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing, or maintaining any Eurodollar Loan or to reduce any sum received or receivable by such Lender under this Agreement or its Notes with respect to any Eurodollar Loan, then Borrowers shall pay to such Lender on demand such amount or amounts as will reasonably compensate such Lender for such increased cost or reduction. If any Lender requests compensation by Borrowers under this Section 5(c), Borrowers may, by notice to such Lender (with a copy to Agent), suspend the obligation of such Lender to make or continue Eurodollar Loans, or to convert all or part of the Floating Rate Loans owing to such Lender to Eurodollar Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 5(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

             (ii)  If, after the Effective Date, any Lender shall have determined that the adoption of any applicable law, rule, or regulation regarding capital adequacy or any change therein or in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender's obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy), then from time to time upon demand Borrowers shall pay to such Lender such additional amount or amounts as will reasonably compensate such Lender for such reduction.

            (iii)  Each Lender shall promptly notify Borrowers and Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 5(c) and will designate an alternative Lending Installation, if applicable, if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it. Any Lender claiming compensation under this Section 5(c) shall furnish to Borrowers and Agent a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

            (iv)  Any Lender giving notice to the Borrowers through the Agent pursuant to this Section 5(c) shall give to the Borrowers a statement signed by an officer of such Lender setting forth in reasonable detail the basis for, and the calculation of such additional cost, reduced payments or capital requirements, as the case may be, and the additional amounts required to compensate such Lender therefor.

             (v)  Within five (5) Business Days after receipt by the Borrowers of any notice referred to in this Section 5(c), the Borrowers shall pay to the Agent for the account of the Lender issuing such notice such additional amounts as are required to compensate such Lender for the increased cost, reduced payments or increased capital requirements identified therein, as the case may be.

          (d)   Discretion of Lender as to Manner of Funding. Notwithstanding any provisions of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits having a maturity corresponding to the last day of the Interest Period applicable to such Eurodollar Loan and bearing an interest rate to the applicable interest rate for such Interest Period.

          (e)   Breakage Fees. Without duplication under any other provision hereof, if any Lender incurs any loss, cost or expense including, without limitation, any loss of profit and loss, cost, expense or premium reasonably incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to the Lenders as a result of any of the following events other than any such occurrence as a result in the change of circumstances described in Sections 5(a) and (b):

              (i)  any payment, prepayment or conversion of a Eurodollar Loan on a date other than the last day of its Interest Period (whether by acceleration, prepayment or otherwise);

             (ii)  any failure to make a principal payment of a Eurodollar Loan on the due date thereof; or

            (iii)  any failure by the Borrowers to borrow, continue, prepay or convert to a Eurodollar Loan on the dates specified in a notice given pursuant to Section 2(b) or 4(c) hereof;

  then the Borrowers shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall furnish to Borrowers and Agent a statement setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such statement shall be conclusive and binding absent manifest error.

          (f)    Replacement of Lenders. If any Lender suspends its obligations to make Eurodollar Loans pursuant to Section 5(b) or requests compensation under Section 5(c), then Borrowers, with the consent of the Agent, shall have the right to remove or replace such Lender as a party to this Agreement, Borrowers may, upon notice to such Lender and Agent and with the consent of the Agent, (i) remove such Lender by terminating such Lender's Revolving Commitment, or (ii) replace such Lender by causing such Lender to assign its Revolving Commitment (without payment of any assignment fee) pursuant to Section 28 to one or more other Lenders or Approved Funds procured by Borrowers and approved by Agent. Borrowers shall pay in full all principal, interest, fees, and other amounts owing to such Lender through the date of termination or assignment. Any Lender being replaced shall execute and deliver an Assignment and Acceptance with respect to such Lender's Revolving Commitment and outstanding Loans.

          (g)   Taxes. (i) All payments by the Borrowers to or for the account of any Lender or the Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5(g)) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) such Borrower shall make such deductions, (c) such Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) such Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

             (ii)  In addition, the Borrowers hereby agree to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note ("Other Taxes").

            (iii)  The Borrowers hereby agree to indemnify the Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 5(g)) paid by the Agent or such Lender as a result of its Revolving Commitment, any Loans made by it hereunder, or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Agent or such Lender makes demand.

            (iv)  Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a "Non-U.S. Lender") agrees that it will, not more than ten (10) Business Days after the date of this Agreement, (i) deliver to the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to the Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each Borrower and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by any Borrower or the Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrowers and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

             (v)  For any period during which a Non-U.S. Lender has failed to provide the Borrowers with an appropriate form pursuant to clause (iv) above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 5(g) with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv) above, the Borrowers shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

            (vi)  Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrowers (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

           (vii)  If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent). The obligations of the Lenders under this Subsection 5(g)(vii) shall survive the payment of the Loans, the liabilities and obligations and termination of this Agreement.

        6.    Collateral Security.    To secure the payment and performance by Borrowers of their indebtedness, liabilities and obligations hereunder, and under the Notes and Security Instruments, whether now or hereafter incurred, matured or unmatured, direct or contingent, joint or several, or joint and several, including extensions, modifications, renewals and increases thereof, and substitutions therefor, Borrowers have heretofore granted and assigned, and shall hereafter grant and assign, to Agent for the ratable benefit of the Lenders a Lien on certain of their Oil and Gas Properties, certain related equipment, oil and gas inventory and proceeds of the foregoing and Holding has heretofore granted and assigned to Agent, for the ratable benefit of the Lenders, a first and prior Lien on all of the issued and outstanding Capital Stock of the Company. To secure the performance of the Subsidiary Guarantors under the Subsidiary Guaranties, whether now or hereafter incurred, matured or unmatured, direct or contingent, joint or several, or joint and several, including, extensions, modifications, renewals and increases thereof, and substitutions therefor, the Subsidiary Guarantors have heretofore granted and assigned, and shall hereafter grant and assign, to Agent, for the ratable benefit of the Lenders, a Lien on certain of their Oil and Gas Properties, certain related equipment, oil and gas inventory and the proceeds of the foregoing and a first and prior Lien on all of the issued and outstanding Capital Stock of their respective Subsidiaries that are Subsidiary Guarantors. To further secure the performance by the Borrowers hereunder, the Borrowers have heretofore granted, and shall hereafter grant, to the Agent, for the ratable benefit of the Lenders, (i) a first and prior Lien on all of the issued and outstanding Capital Stock of each of their Material Domestic Subsidiaries, and (ii) a first and prior lien on sixty-six percent (66%) of the outstanding Capital Stock of their Foreign Subsidiaries, including but not limited to, Addison. Each pledge of a first and prior Lien on the Capital Stock of the Company and each Subsidiary Guarantor shall also secure the guaranty obligations of each grantor of such pledge with respect to the Canadian Credit Agreement. The Oil and Gas Properties heretofore and hereafter mortgaged to the Agent by the Borrowers and the Subsidiary Guarantors shall represent not less than 90% of the Engineered Value (as hereinafter defined) of the Borrowers' and the Subsidiary Guarantors' Oil and Gas Properties, taken as a whole. In addition to the mortgaging of the Oil and Gas Properties, the Company has provided, and shall hereafter provide, the Lenders with a Subsidiary Guaranty from each of its Material Domestic Subsidiaries (other than Borrowers). Obligations arising from (i) agreements arising from Rate Management Transactions between any Borrower or any Subsidiary Guarantor and one or more of the Lenders or an Affiliate of any of the Lenders and (ii) the Company's guaranty of obligations owed by Addison under the Canadian Credit Agreement shall be secured by the Collateral (as hereinafter defined) on a pari passu basis with the indebtedness and obligations of the Borrowers and Subsidiary Guarantors under the Loan Documents. All Oil and Gas Properties and other assets, properties or interests in which Borrowers or any Subsidiary Guarantor has or may hereafter grant to Agent, for the ratable benefit of the Lenders, a first and prior Lien (to the satisfaction of the Agent) in accordance with this Section 6, including the Oil and Gas Properties, as such assets, properties and interests are from time to time constituted, are hereinafter collectively called the "Collateral".

        The granting and assigning of such security interests and Liens by Borrowers and one or more of the Subsidiary Guarantors shall be pursuant to Security Instruments in form and substance reasonably satisfactory to the Agent. Concurrently with the delivery of each of the Security Instruments or within a reasonable time thereafter, Borrowers and the Subsidiary Guarantors shall have furnished to the Agent mortgage and title opinions and other title information reasonably satisfactory to Agent with respect to the title and Lien status of Borrowers' and Subsidiary Guarantors' interests in not less than (i) 80% of the Engineered Value of the Oil and Gas Properties of all Borrowers (other than North Coast and North Coast Eastern) and all Subsidiary Guarantors, taken as a whole, and (ii) forty-five percent (45%) of the Engineered Value of the Oil and Gas Properties of North Coast and North Coast Eastern, taken as a whole. "Engineered Value" for this purpose shall mean future net revenues discounted at the discount rate being used by the Agent as of the date of any such determination utilizing the pricing parameters used in the engineering report furnished to the Agent, pursuant to Sections 7 and 12 hereof. Borrowers will, and will cause the Subsidiary Guarantors to, execute and deliver to the Agent, in the future, additional Security Instruments if the Agent reasonably deems such are necessary to insure perfection or maintenance of Lenders' security interests and Liens in the Oil and Gas Properties or any part thereof.

        7.    Borrowing Base.

          (a)   Borrowing Base. At the Effective Date the Borrowing Base shall be $120,000,000.

          (b)   Subsequent Determinations of the Borrowing Base. Subsequent determinations of the Borrowing Base shall be made by the Lenders semi-annually on May 1 and November 1 of each year beginning May 1, 2004 or as Unscheduled Redeterminations. By March 1 each year, beginning March 1, 2004, Borrowers shall furnish to the Lenders an engineering report in form and substance reasonably satisfactory to Agent prepared by an independent petroleum engineering firm acceptable to Agent, said engineering report to utilize economic and pricing parameters used by the Agent as established from time to time, together with such other information, reports and data concerning the value of the Oil and Gas Properties as Agent shall deem reasonably necessary to determine the value of such Oil and Gas Properties. By September 1 of each year beginning September 1, 2004, or within thirty (30) days after either (i) receipt of notice from Agent that the Lenders require an Unscheduled Redetermination, or (ii) the Borrowers give notice to Agent of their desire to have an Unscheduled Redetermination performed, the Borrowers shall furnish to the Lenders an engineering report in form and substance reasonably satisfactory to Agent, said engineering report to utilize economic and pricing parameters used by the Agent as established from to time, together with such other information, reports and data concerning the value of such Oil and Gas Properties. Agent shall by written notice to the Borrowers no later than May 1 and November 1 of each year, or within a reasonable time thereafter (herein called the "Determination Date"), notify the Borrowers of the designation by the Lenders of the new Borrowing Base and for the period beginning on such Determination Date and continuing until, but not including, the next Determination Date. If an Unscheduled Redetermination is to be made by the Lenders, the Agent shall notify the Borrowers within a reasonable time after receipt of all requested information of the new Borrowing Base, and such new Borrowing Base shall continue until the next Determination Date. If the Borrowers do not furnish all such information, reports and data by any date specified in this Section 7(b), unless such failure is not the fault of the Borrowers, the Lenders may nonetheless designate the Borrowing Base at any amounts which the Lenders in their reasonable discretion determine and may redesignate the Borrowing Base from time to time thereafter until the Lenders receive all such information, reports and data, whereupon the Lenders shall designate a new Borrowing Base, as described above. The procedure for determining the Borrowing Base at each redetermination shall be that the Borrowers shall submit to the Agent and Lenders, in writing, a proposed amount as the Borrowing Base as of the next redetermination date. Increases in the Borrowing Base will require approval of all Lenders, but other changes in the Borrowing Base will be subject to the approval of Majority Lenders. If any redetermined Borrowing Base is not approved by Majority Lenders within twenty (20) days after the submission to the Agent and the Lenders by the Borrowers of the proposed amount, the Agent shall notify each of the Lenders that the proposed Borrowing Base has not been approved and each Lender will submit within ten (10) days thereafter its proposed Borrowing Base. The redetermined Borrowing Base shall be then determined based upon the weighted arithmetic average of the proposed amounts submitted by each Lender, said proposals to be weighted according to each Lender's Commitment. Each Lender shall determine the amount of the Borrowing Base based upon the loan collateral value which such Lender in its sole discretion (using such methodology, assumptions and discount rates as such Lender customarily uses in assigning collateral value to oil and gas properties, oil and gas gathering systems, gas processing and plant operations) assigns to such Oil and Gas Properties of the Borrowers and the Subsidiary Guarantors at the time in question and based upon such other credit factors consistently applied (including, without limitation, the assets, liabilities, cash flow, business, properties, prospects, management and ownership of the Borrowers and their Subsidiaries) as such Lender customarily considers in evaluating similar oil and gas credits. The Borrowing Base shall be reduced from time to time pursuant to the provisions of Section 2(f) hereof. It is expressly understood that the Lenders have no obligation to designate the Borrowing Base at any particular amounts, except in the exercise of their discretion, whether in relation to the Commitments or otherwise; provided, however, that the Lenders shall not have the obligation to designate a Borrowing Base in an amount in excess of the Revolving Commitment.

        8.    Fees.

          (a)   Unused Commitment Fee. The Borrowers shall pay to Agent, for the ratable benefit of the Lenders, an unused commitment fee (the "Unused Commitment Fee") equivalent to the Applicable Margin times the daily average of the amount by which (i) the Revolving Commitment exceeds (ii) the aggregate principal amount of the Loans outstanding under this Agreement. Such Unused Commitment Fee shall be calculated on the basis of a year consisting of 360 days. The Unused Commitment Fee shall be payable in arrears on the last Business Day of each calendar quarter beginning March 31, 2004 with the final fee payment due on the Revolving Maturity Date for any period then ending for which the Unused Commitment Fee shall not have been theretofore paid. In the event the Revolving Commitment terminates on any date prior to the end of any such quarterly period, the Borrowers shall pay to the Agent, for the ratable benefit of the Lenders, on the date of such termination, the total Unused Commitment Fee due for the period in which such termination occurs.

          (b)   The Letter of Credit Fee. Borrowers shall pay to the Agent the Letter of Credit fees required above in Section 2(d). Such Letter of Credit fees shall be calculated on the basis of a year consisting of 360 days.

          (c)   Borrowing Base Increase Fee. The Borrowers shall pay to the Agent, for the ratable benefit of the Lenders, a Borrowing Base increase fee in an amount to be agreed upon by the Company, the Agent, and the Majority Lenders as a condition to any increase in the Borrowing Base.

          (d)   Agency Fee. The Borrowers shall pay to the Agent an annual agency fee for acting as administrative agent hereunder in an amount agreed upon between Agent and Borrowers.

          (e)   Underwriting and Arrangement Fee. On the date of this Agreement, the Borrowers shall pay to the Arrangers the underwriting and arrangement fee and the commitment fee agreed upon between the Arrangers and the Company.

        9.    Prepayments.

          (a)   Voluntary Prepayments. Subject to the provisions of Section 5(e) hereof, the Borrowers may at any time and from time to time, without penalty or premium, prepay the Notes, in whole or in part. Each such prepayment (i) on Eurodollar Loans shall be made on at least three (3) Business Days' prior written notice to Agent in a minimum amount of $1,000,000 or any integral multiple of $1,000,000 in excess thereof (or the unpaid balance of the Notes, whichever is less) plus accrued interest thereon to the date of prepayment and (ii) on Floating Rate Loans shall be made on written notice to Agent in a minimum amount of $1,000,000 or any integral multiple of $1,000,000 in excess thereof (or the unpaid balance on the Notes, whichever is less) plus accrued interest thereon to the date of prepayment.

          (b)   Mandatory Prepayment For Borrowing Base Deficiency. In the event the Total Outstandings ever exceed the Borrowing Base as determined by Lenders pursuant to Section 7(b) hereof (a "Borrowing Base Deficiency"), the Borrowers shall, within ten (10) days after written notification from the Agent, either (A) by instruments reasonably satisfactory in form and substance to the Agent, provide the Agent with Collateral with value and quality in amounts satisfactory to all of the Lenders in their discretion in order to increase the Borrowing Base by an amount at least equal to such excess, or (B) prepay, without premium or penalty, the principal amount of the Notes in an amount at least equal to such excess plus accrued interest thereon to the date of prepayment, or (C) prepay, without premium or penalty, the principal amount of such excess in not more than six (6) equal monthly installments to be applied to principal plus accrued interest thereon with the first such monthly payment being due upon the 30th day after receipt of notice of such deficiency; provided that, the entire principal amount of such excess must be repaid before the next Determination Date. If the Total Outstandings ever exceed the Revolving Commitment or the Borrowing Base as a result of a required reduction in the Revolving Commitment or the Borrowing Base pursuant to Section 2(f) hereof, then in such event, Borrowers shall, upon written notice, immediately prepay the principal amount of the Notes in an amount at least equal to such excess plus accrued interest to the date of prepayment.

          (c)   Mandatory Prepayment Of Addison Note Proceeds. Promptly upon the receipt by the holder of the Addison Note of any payment on the outstanding principal balance of or accrued but unpaid interest on the Addison Note, regardless of the source of such payment, at any time that an Event of Default has occurred and is continuing under this Agreement, the Person receiving such payment shall prepay the Notes in an amount at least equal to the amount of such payment. All prepayments made pursuant to this Section 9(c) shall be without premium or penalty (other than breakage costs, if any, pursuant to Section 5(e) hereof). Principal amounts repaid pursuant to this Section 9(c) may be reborrowed, subject to the terms and conditions of this Agreement.

        10.    Representations and Warranties.    In order to induce the Lenders to enter into this Agreement, each Borrower represents and warrants to the Lenders (which representations and warranties will survive the delivery of the Notes) that:

          (a)   Creation and Existence. Each Borrower, other than Operating, is a corporation duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified in all jurisdictions wherein failure to qualify may result in a Material Adverse Effect. Operating is a limited partnership duly formed and existing and in good standing under the laws of the of the State of Delaware and is duly qualified in all jurisdictions wherein failure to qualify may result in a Material Adverse Effect. Each of the Subsidiary Guarantors is a corporation, partnership or limited liability company duly and properly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and is duly qualified in all jurisdictions wherein failure to qualify may result in a Material Adverse Effect. Each Borrower and each Subsidiary Guarantor has all power and authority to own its respective properties and assets and to transact the business in which it is engaged.

          (b)   Power and Authority. Each Borrower is duly authorized and empowered to create and issue the Notes; and each Borrower and each Subsidiary Guarantor is duly authorized and empowered to execute, deliver and perform their respective Loan Documents, including this Agreement; and all action on each Borrower's and each Subsidiary Guarantor's part requisite for the due creation and issuance of the Notes and for the due execution, delivery and performance of the Loan Documents, including this Agreement, has been duly and effectively taken.

          (c)   Binding Obligations. This Agreement does, and the Notes and other Loan Documents upon their creation, issuance, execution and delivery will, constitute valid and binding obligations of each Borrower and each Subsidiary Guarantor, respectively, enforceable in accordance with their respective terms (except that enforcement may be subject to general principles of equity and any applicable bankruptcy, insolvency, or similar debtor relief laws now or hereafter in effect and relating to or affecting the enforcement of creditors' rights generally).

          (d)   No Legal Bar or Resultant Lien. The Notes and the other Loan Documents, including this Agreement, do not and will not, to the best of each Borrower's and each Subsidiary Guarantor's knowledge violate any provisions of any contract, agreement, law, regulation, order, injunction, judgment, decree or writ to which any Borrower or any Subsidiary Guarantor is subject, or result in the creation or imposition of any Lien or other encumbrance upon any assets or properties of any Borrower or any Subsidiary Guarantor, other than those contemplated by this Agreement.

          (e)   No Consent. The execution, delivery and performance by each Borrower of the Notes and the execution, delivery and performance by each Borrower and each Subsidiary Guarantor of the other Loan Documents, including this Agreement, does not require the order, consent, adjudication, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any other Person or entity, including without limitation any regulatory authority or governmental body of the United States or any state thereof or any political subdivision of the United States or any state thereof except for consents required for federal, state and, in some instances, private leases, right of ways and other conveyances or encumbrances of oil and gas leases.

          (f)    Financial Condition. The audited consolidated Financial Statements of the Company at December 31, 2002, the unaudited consolidated Financial Statement of the Company at September 30, 2003 and for the nine months ended September 30, 2003, the 209 day period ended July 28, 2003 and the 64 day period ended September 30, 2003, and, to the knowledge of the Company, the audited consolidated Financial Statements of North Coast at December 31, 2002 and the unaudited consolidated Financial Statements of North Coast at September 30, 2003 and for the nine months ended September 30, 2003, each as set forth in the Offering Circular, are complete and correct in all material respects and fully and accurately reflect in all material respects the financial conditions and the results of the operations of the such Person and its Subsidiaries as of such dates and for the periods stated and no changes have occurred since such dates in the condition, financial or otherwise of such Persons, or their Subsidiaries which are reasonably expected to have a Material Adverse Effect, except as disclosed to Lenders in Schedule "2" attached hereto.

          (g)   Liabilities. Except as described in the Financial Statements, or as otherwise disclosed to the Lenders on Schedule "3" attached hereto, neither the Company nor any of its Subsidiaries has any material liability, direct or contingent on the Effective Date. No unusual or unduly burdensome restrictions, restraint, or hazard exists by contract, law or governmental regulation or otherwise relative to the business, assets or properties of either the Company or any of its Subsidiaries which is reasonably expected to have a Material Adverse Effect.

          (h)   Litigation. Except as described in the Financial Statements, or as otherwise disclosed to the Lenders on Schedule "4" attached hereto, on the Effective Date neither the Company nor any of its Subsidiaries is the subject of any litigation, arbitration, governmental investigation, legal or administrative proceeding, investigation or other action of any nature pending or, to the knowledge of the officers of any Borrower, threatened against or affecting the Company or any of its Subsidiaries which involves the possibility of any judgment or liability not fully covered by insurance, and which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Loans.

          (i)    Taxes; Governmental Charges. The Company and each of its Subsidiaries have filed all tax returns and reports required to be filed and have paid all Taxes, assessments, fees and other governmental charges levied upon it or its assets, properties or income which are due and payable, including interest and penalties, the failure of which to pay could reasonably be expected to have a Material Adverse Effect, except such as are being contested in good faith by appropriate proceedings and for which adequate reserves for the payment thereof as required by GAAP has been provided and levy and execution thereon have been stayed and continue to be stayed.

          (j)    Titles, Etc. The Company and each of its Subsidiaries has good and defensible title to all of their material assets, including without limitation, the Oil and Gas Properties, free and clear of all Liens or other encumbrances except Permitted Liens.

          (k)   Defaults. Neither the Company nor any of its Subsidiaries is in default and no event or circumstance has occurred which, but for the passage of time or the giving of notice, or both, would constitute a default under any loan or credit agreement, indenture, mortgage, deed of trust, security agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party in any respect that would be reasonably expected to have a Material Adverse Effect. No Event of Default hereunder has occurred and is continuing.

          (l)    Casualties; Taking of Properties. Since the dates of the latest Financial Statements of the Company delivered to the Agent and the Lenders (or since the dates of the Financial Statements referred to in Subsection 10(f) with respect to the period prior to the first delivery of Financial Statements pursuant to this Agreement), there has been no change in the business, properties, condition (financial or otherwise) or results of operations of the Company or any of its Subsidiaries (to the extent it is reasonably expected to cause a Material Adverse Effect), as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by any domestic or foreign government or any agency thereof, riot, activities of armed forces or acts of God or of any public enemy.

          (m)  Use of Proceeds; Margin Stock. The proceeds of the Loans and the Letters of Credit may be used by Borrowers to (i) pay the fees, costs and expenses incurred in connection with the Related Transactions, (ii) provide working capital, (iii) acquire, explore, and develop oil and gas properties, (iv) make other capital expenditures and (v) finance working capital and other general corporate purposes. None of the Borrowers are engaged principally or as one of their important activities in the business of extending credit for the purpose of purchasing or carrying any "margin stock "as defined in Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 221), or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry a margin stock or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of said Regulation U.

        Neither the Company nor any of its Subsidiaries nor any Person or entity acting on behalf of the Company or any of its Subsidiaries has taken or will take any action which might cause the Loans hereunder or any of the Loan Documents, including this Agreement, to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereafter be in effect. No portion of the proceeds of any Loan shall be used in any manner that causes or might cause such Loan or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

          (n)   Location of Business and Offices. The principal place of business and chief executive office of the Company and each of its Domestic Subsidiaries is located at the address as stated in Section 17 hereof.

          (o)   Compliance with the Law. To the best of each Borrower's knowledge, neither the Company nor any of its Subsidiaries:

              (i)  is in violation of any law, judgment, decree, order, ordinance, or governmental rule or regulation to which any Borrower, any Subsidiary Guarantor, or any of its assets or properties are subject; or

             (ii)  has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of any of its assets or properties or the conduct of its business;

  which violation or failure is reasonably expected to have a Material Adverse Effect.

          (p)   No Material Misstatements. No information, exhibit or report furnished by the Company or any of its Subsidiaries to the Lenders in connection with the negotiation of this Agreement, including the Offering Circular, contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

          (q)   Not A Utility. Neither the Company nor any of its Subsidiaries is an entity engaged in the State of Texas in the (i) generation, transmission, or distribution and sale of electric power; (ii) transportation, distribution and sale through a local distribution system of natural or other gas for domestic, commercial, industrial, or other use; (iii) provision of telephone or telegraph service to others; (iv) production, transmission, or distribution and sale of steam or water; (v) operation of a railroad; or (vii) provision of sewer service to others.

          (r)   ERISA. The Company and each of its Subsidiaries is in compliance in all material respects with the applicable provisions of ERISA, no "reportable event", as such term is defined in Section 403 of ERISA, has occurred with respect to any Plan of the Company or any of its Subsidiaries, neither the Company, nor any of its Subsidiaries nor any Controlled Group has withdrawn from any Plan of the Company or any of its Subsidiaries or initiated steps to do so, and no steps have been taken to reorganize or terminate the Plan.

          (s)   Public Utility Holding Company Act. Neither the Company nor any of its Subsidiaries is a "holding company", or "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          (t)    Legal Names. The exact legal name of the Company and each of its Subsidiaries, their respective jurisdiction of organization, dates of organization, organizational identification numbers and taxpayer identification numbers are listed on Schedule "5" hereto.

          (u)   Environmental Matters. Except as disclosed to the Lenders on Schedule "6" attached hereto, as of the Effective Date neither the Company nor any of its Subsidiaries (i) has received notice or otherwise learned of any Environmental Liability which would be reasonably expected to individually or in the aggregate have a Material Adverse Effect arising in connection with (A) any non-compliance with or violation of the requirements of any Environmental Law or (B) the release or threatened release of any toxic or hazardous waste into the environment, (ii) has received notice of any threatened or actual liability in connection with the release or notice of any threatened release of any toxic or hazardous waste into the environment which would be reasonably expected to individually or in the aggregate have a Material Adverse Effect or (iii) has received notice or otherwise learned of any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any toxic or hazardous waste into the environment for which any Borrower or any Subsidiary Guarantor is or may be liable which could reasonably be expected to result in a Material Adverse Effect.

          (v)   Liens. Except for Permitted Liens, the assets and properties of the Company and each of its Subsidiaries are free and clear of all Liens and encumbrances.

          (w)  Consummation of the Merger. The North Coast Merger has been duly consummated in accordance with the terms of the North Coast Merger Agreement without amendment or waiver of any material term or provision thereof. True and correct copies of the North Coast Merger Agreement (including all amendments or modifications thereof) have been delivered to Agent pursuant to Section 11.1(xiii). None of the Company, NCE, North Coast or NUON Energy is in default under the North Coast Merger Agreement or under any instrument or document to be delivered in connection therewith. All of the transactions engaged in by the Company, NCE, North Coast and NUON Energy and their Affiliates as part of the North Coast Merger were legal and valid and in compliance with all applicable law.

          (x)   Solvency. (i) Immediately after the consummation of the Related Transactions and immediately following the making of each Loan, if any, made on the date hereof and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Company and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Company and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the assets, whether real, personal or mixed, of the Company and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Company and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Company and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Company and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

             (ii)  The Company does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its indebtedness or the indebtedness of any such Subsidiary.

          (y)   Investment Company Act. Neither the Company nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

        11.    Conditions of Lending.

          (a)   The effectiveness of this Agreement, and the obligation to make the initial Advance or issue any initial Letter of Credit under the Commitment shall be subject to satisfaction of the following conditions precedent:

              (i)  Borrower's Execution and Delivery. Each Borrower shall have executed and delivered the Agreement, the Notes and other required Loan Documents, all in form and substance satisfactory to the Agent;

             (ii)  Subsidiary Guarantor's Execution and Delivery. Each Material Domestic Subsidiary, if any, shall have executed and delivered its Subsidiary Guaranty in the form of Exhibit "C" attached hereto and each Subsidiary of the Company and the Company shall have executed and delivered each other Loan Document to which it is a party;

            (iii)  Resolutions. Agent shall have received appropriate certified resolutions of each Borrower and each Subsidiary Guarantor authorizing the execution of each Loan Document to which it is a party and Agent shall have received any other information required by Section 326 of the USA PATRIOT ACT or necessary for the Agent or any Lender to verify the identity of any Borrower or any Subsidiary Guarantor as required by Section 326 of the USA PATRIOT ACT;

            (iv)  Good Standing. Agent shall have received evidence of existence and good standing for each Borrower and each Subsidiary Guarantor;

             (v)  Subordination. Agent shall have received evidence that all indebtedness of Addison to Taurus, including the indebtedness evidenced by the Addison Note, is subordinated to the indebtedness, liabilities and obligations of Addison and its Subsidiaries under the Canadian Credit Facility;

            (vi)  Legal Opinion. Agent shall have received a favorable, written opinion of counsel to the Borrowers and Subsidiary Guarantors, in form and substance reasonably acceptable to Agent, as to the Borrowers' and each Subsidiary Guarantors' status and the enforceability and legal and binding effect of the transactions contemplated by this Agreement and any of the other Loan Documents and copies of all other opinions delivered pursuant to the North Coast Merger Agreement and the issuance of the Senior Notes accompanied by a written authorization from the Person delivering such legal opinion stating that Agent and the Lenders may rely on such opinions as though it were addressed to them;

           (vii)  Intercreditor Agreement. Agent, each Lender, each lender under the Canadian Credit Agreement and each agent under the Canadian Credit Agreement shall have executed and delivered the Intercreditor Agreement;

          (viii)  Payment of Fees. Agent shall have received for the benefit of Lenders the fees required pursuant to Section 8 hereof;

            (ix)  Representation and Warranties. The representations and warranties of each Borrower under this Agreement shall be true and correct in all material respects as of the Effective Date, as if then made (except to the extent that such representations and warranties related solely to an earlier date);

             (x)  No Event of Default. No Default or Event of Default shall have occurred and be continuing;

            (xi)  Other Documents. Agent shall have received such other instruments and documents incidental and appropriate to the transaction provided for herein as Agent or its counsel may reasonably request, and all such documents shall be in form and substance reasonably satisfactory to the Agent;

           (xii)  Legal Matters Satisfactory. All legal matters incident to the consummation of the transactions contemplated hereby shall be reasonably satisfactory to special counsel for Agent retained at the expense of each Borrower;

          (xiii)  Tender Offer and Merger. (1) The Tender Offer shall have been consummated in substantially the manner described in the Company's Offer to Purchase filed in connection with the Tender Offer, without the waiver of any condition thereto or in the Merger Agreement if the effect thereof would have a Material Adverse Effect on the Company and its Subsidiaries as a whole, (2) Agent shall have received true and complete executed or conformed copies of the North Coast Merger Agreement and any amendments and modifications thereto; (3) the North Coast Merger Agreement shall be in full force and effect and no material term or condition thereof shall have been amended, modified or waived after the execution thereof except with the prior written consent of Agent; (4) Agent shall have received evidence reasonably satisfactory to Agent that the Board of Directors and the shareholders of NCE and North Coast have consented to and approved the North Coast Merger; (5) Agent shall have received a certificate from the Secretary of State of the State of Delaware indicating the validity and effectiveness under Delaware law of the North Coast Merger, and naming North Coast as the surviving entity of the North Coast Merger; (6) the North Coast Merger shall have been consummated and become effective in accordance with the terms and provisions of the North Coast Merger Agreement without any amendment or waiver of any material provision thereof; and (7) Agent shall have received a certificate from the Company's chief executive officer, the certificate required by Subsection 11(a)(xvii) and such other evidence satisfactory to it that each of the conditions set forth in clauses (1) through (6) above have been met. In addition, each opinion letter delivered in connection with the North Coast Merger, if any, shall be addressed to Agent and the Lenders or accompanied by a written authorization from the firm or Person delivering such opinion letter stating that Agent and the Lenders may rely on such opinion letter as though it were addressed to them;

          (xiv)  Senior Notes Offering. The Company, the Trustee and the Subsidiary Guarantors shall have executed and delivered the Senior Note Documents and the Company shall have consummated the offering of the Senior Notes in accordance with the terms described in the Offering Circular and have received, gross proceeds of at least $350,000,000 from the issuance of the Senior Notes;

           (xv)  Senior Notes Intercreditor Agreement. The Trustee, Agent, the Borrowers and the Subsidiary Guarantors shall have executed and delivered the Senior Notes Intercreditor Agreement;

          (xvi)  Minimum Availability. The Borrowers shall have provided Agent and Lenders with evidence reasonably acceptable to Agent that after giving effect to the consummation of the Related Transactions, the Revolving Commitment plus the "Revolving Commitment" under the Canadian Credit Agreement exceeds the Total Outstandings plus the "Total Outstandings" under the Canadian Credit Agreement by at least Fifteen Million Dollars ($15,000,000) (calculated using the Dollar Equivalent of the "Borrowing Base" under the Canadian Credit Agreement and the "Total Outstandings" under the Canadian Credit Agreement as of such date);

         (xvii)  Officer Certificate. The Borrowers shall have delivered to Agent certificates of the Chief Executive Officer and Chief Financial Officer of the Company, dated the Effective Date and accompanied by financial calculations, in reasonable detail, necessary to demonstrate compliance with requirements set forth in clause (i) below, certifying that after giving effect to the transactions contemplated by this Agreement and the other Related Transactions, (i) the Company will, on a pro forma basis, be in compliance with the financial covenants set forth in Sections 13(b), 13(c), 13(d) and 13(e) for the twelve month period ending September 30, 2003, except that compliance with the Current Ratio required in Section 13(b) shall be calculated without including in Consolidated Current Assets the amount, if any, by which the Revolving Commitment is estimated to exceed the Total Outstandings as of such date, (ii) the Company and its Subsidiaries have no Consolidated Funded Debt other than the Notes, the Senior Notes, Notes as defined in the Canadian Credit Agreement, and the indebtedness permitted under clauses (v) through (viii) of Section 13(g), (iii) since September 30, 2003, no event, change or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Effect, (iv) the Company and its Subsidiaries has in effect the insurance required by Section 12(g) as evidenced by certificates of insurance attached thereto, (v) no default or event of default has occurred and is continuing under the Original Credit Agreement, and (vi) all of the conditions set forth in this Section 11(a) are satisfied on and as of such date;

        (xviii)  Senior Term Debt. The Borrowers shall have provided Agent and Lenders with evidence reasonably acceptable to Agent that the Senior Term Debt has been, or contemporaneously with the consummation of the other Related Transactions will be, paid in full with the proceeds of the Senior Notes and all Liens securing the Senior Term Debt have been, or will be terminated by the holders thereof;

          (xix)  Title Information. The Agent and Arrangers shall have received the title information and opinions with respect to the Oil and Gas Properties required by Section 6;

           (xx)  Fees and Expenses. The Company shall have paid to the Agent and the Arrangers the fees and expenses required to be paid to the Agent and the Arrangers on the Effective Date pursuant to Section 8 and paid to the Persons entitled to receive such payments (or made arrangements satisfactory to such Persons for payment after the Effective Date) the fees, costs and expenses payable by the Company or its Subsidiaries on or before the Effective Date in connection with consummation of this Agreement and the Related Transactions;

          (xxi)  No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or governmental authority that, in the reasonable opinion of Agent or the Arrangers, singly or in the aggregate, materially impairs the consummation of the North Coast Merger, the Tender Offer or the financing thereof or any of the other transactions contemplated by the Loan Documents or any of the agreements, documents or instruments evidencing the other Related Transactions, or that could have a Material Adverse Effect;

         (xxii)  Financial Statements. Agent, Arrangers and Lenders shall have received from the Company (i) the Offering Circular and (ii) pro forma consolidated balance sheets of the Company and its Subsidiaries as at the Effective Date, and reflecting the consummation of the the Tender Offer and the North Coast Merger, the related financings and the other transactions contemplated by the Loan Documents to occur on or prior to the Effective Date, which pro forma financial statements shall be in form and substance satisfactory to Agent and the Arrangers;

        (xxiii)  Security Instruments. In order to create in favor of Agent, for the benefit of Lenders, a valid and, subject to any filing and/or recording referred to herein, perfected Lien (subject only to Permitted Liens) in the Oil and Gas Properties and the other assets, interests and properties of Holdings, the Company and its Subsidiaries pursuant to Section 6 hereof, Agent shall have received from Company and each applicable Guarantor:

              (1)   fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering such Oil and Gas Properties;

              (2)   an opinion of counsel (which counsel shall be reasonably satisfactory to Agent) in each state in which such Oil and Gas Properties are located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as Agent may reasonably request, in each case in form and substance reasonably satisfactory to Agent;

              (3)   fully executed pledge agreements covering all of the issued and outstanding Capital Stock of each Borrower and each Subsidiary Guarantor in form and substance satisfactory to the Agent from each owner and holder of such Capital Stock; and

              (4)   evidence satisfactory to the Agent of the compliance by Holdings, the Company and each Subsidiary Guarantor of their obligations under the pledge agreements and the other Security Instruments required under Section 6 hereof (including, without limitation, their obligations to execute and deliver UCC financing statements, originals of securities or instruments as provided therein).

          (b)   The obligation of the Lenders to make any Advance or issue any Letter of Credit under the Commitment (other than the initial Advance, the continuation of Eurodollar Loans for a successive Interest Period or the conversion of any Type of Loans to another Type of Loan) shall be subject to the following additional conditions precedent that, at the date of making each such Advance and after giving effect thereto:

              (i)  Representation and Warranties. The representations and warranties of each Borrower under this Agreement are true and correct in all material respects as of such date, as if then made (except to the extent that such representations and warranties related solely to an earlier date); and

             (ii)  No Event of Default. No Default or Event of Default shall have occurred and be continuing.

        12.    Affirmative Covenants.    A deviation from the provisions of this Section 12 shall not constitute a Default or an Event of Default under this Agreement if such deviation is consented to in writing by Majority Lenders prior to the date of deviation. The Company will at all times comply, and cause each of its Subsidiaries to comply, with the covenants contained in this Section 12 from the date hereof and for so long as the Commitments are in existence or any amount is owed to the Agent or the Lenders under this Agreement or the other Loan Documents.

          (a)   Financial Statements and Reports. The Company shall promptly furnish to the Agent from time to time upon request such information regarding the business and affairs and financial condition of the Company and its Subsidiaries, as the Agent may reasonably request, and will furnish to the Agent:

              (i)  Annual Audited Financial Statements. As soon as available, and in any event within ninety (90) days after the close of each fiscal year, the annual audited Financial Statements of the Company, prepared in accordance with GAAP accompanied by an unqualified opinion on such consolidated statements rendered by an independent accounting firm reasonably acceptable to the Agent;

             (ii)  Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter of each year, the quarterly unaudited Financial Statements of the Company prepared in accordance with GAAP;

            (iii)  Report on Properties. As soon as available and in any event on or before March 1 and September 1 of each calendar year, and at such other times as any Lender, in accordance with Section 7 hereof, may request, the engineering reports required to be furnished to the Agent under such Section 7 on the Oil and Gas Properties;

            (iv)  Monthly Production Reports. If requested by Lenders and within thirty (30) days of such request, a monthly report, in form and substance satisfactory to the Agent, indicating the next preceding month's sales volumes, sales revenues, production taxes, operating expenses and net operating income from the Oil and Gas Properties, with detail, calculations and worksheets, all in form and substance reasonably satisfactory to the Agent; and

             (v)  Additional Information. Promptly upon request of the Agent from time to time any additional financial information or other information that the Agent may reasonably request.

            (vi)  Officer's Certificate. With the delivery of each reserve report under clause (iii) of this Section 12(a), the Company shall provide to the Agent and the Lenders a certificate from a responsible officer (A) certifying that attached thereto is a true and correct schedule of the Oil and Gas Properties evaluated by such reserve report that are subject of the Lien in favor of the Agent and the Lenders pursuant to the Security Instruments, (B) demonstrating the percentage of the Borrowing Base that the value of such properties represent and (C) stating either that such percentage complies with the minimum threshold required by Section 12(u) or that additional proved Oil and Gas Properties are identified in such certificate to be mortgaged and that, upon mortgaging such property, the Company will be in compliance with Section 12(u).

  All such reports, information, balance sheets and Financial Statements referred to in Section 12(a) above shall be in such detail as the Agent may reasonably request and shall be prepared in a manner consistent with the Financial Statements delivered pursuant to Section 10(f) of this Agreement.

          (b)   Certificates of Compliance. Concurrently with the furnishing of the annual audited Financial Statements pursuant to Subsection 12(a)(i) hereof and the quarterly unaudited Financial Statements pursuant to Subsection 12(a)(ii) hereof for the months coinciding with the end of each calendar quarter, the Company will furnish or cause to be furnished to the Agent a certificate in the form of Exhibit "D" attached hereto, signed by the President or Chief Financial Officer of the Company, (i) stating that the Company and each of its Subsidiaries has fulfilled in all material respects its respective obligations under the Notes and the Loan Documents, including this Agreement, and that all representations and warranties made herein and therein continue (except to the extent they relate solely to an earlier date) to be true and correct in all material respects (or specifying the nature of any change), or if a Default has occurred, specifying the Default and the nature and status thereof; (ii) to the extent requested from time to time by the Agent, specifically affirming compliance of each Borrower and each Subsidiary Guarantor in all material respects with any of its representations (except to the extent they relate solely to an earlier date) or obligations under said instruments; (iii) setting forth the computation, in reasonable detail as of the end of each period covered by such certificate, of compliance with Sections 13(b), (c), (d) and (e); and (iv) containing or accompanied by such financial or other details, information and material as the Agent may reasonably request to evidence such compliance.

          (c)   Taxes and Other Liens. Each Borrower and each Subsidiary Guarantor will pay and discharge promptly all Taxes, assessments and governmental charges or levies imposed upon such

  Borrower and such Subsidiary Guarantor, or upon the income or any assets or property of such Borrower and such Subsidiary Guarantor, as well as all claims of any kind (including claims for labor, materials, supplies and rent) which, if unpaid, might become a Lien or other encumbrance upon any or all of the assets or property of each Borrower or any Subsidiary Guarantor and which could reasonably be expected to result in a Material Adverse Effect; provided, however, that none of the Borrowers nor any Subsidiary Guarantor shall be required to pay any such Tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted, levy and execution thereon have been stayed and continue to be stayed and if any such Borrower or any such Subsidiary Guarantor shall have set up adequate reserves therefor, if required, under GAAP.

          (d)   Compliance with Laws. Each Borrower and each Subsidiary Guarantor will observe and comply, in all material respects, with all applicable laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, writs, awards and restrictions relating to environmental standards or controls or to energy regulations of all federal, state, county, municipal and other governments, departments, commissions, boards, agencies, courts, authorities, officials and officers, domestic or foreign.

          (e)   Further Assurances. Each Borrower and each Subsidiary Guarantor will promptly cure any defects in the creation and issuance of the Notes and the execution and delivery of the Notes and the Loan Documents, including this Agreement. Each Borrower and each Subsidiary Guarantor at their sole expense will promptly execute and deliver to Agent upon its reasonable request all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements in this Agreement, or to correct any omissions in the Notes or more fully to state the obligations set out herein.

          (f)    Performance of Obligations. Each Borrower will pay the Notes and other obligations incurred by it hereunder according to the reading, tenor and effect thereof and hereof; and each Borrower and each Subsidiary Guarantor will do and perform every act and discharge all of the obligations provided to be performed and discharged by each Borrower or any Subsidiary Guarantor under the Loan Documents, including this Agreement, at the time or times and in the manner specified.

          (g)   Insurance. Each Borrower and each Subsidiary Guarantor now maintains and will continue to maintain insurance with financially sound and reputable insurers with respect to its assets against such liabilities, fires, casualties, risks and contingencies and in such types and amounts as is customary in the case of Persons engaged in the same or similar businesses and similarly situated. Upon request of the Agent, each Borrower will furnish or cause to be furnished to the Agent from time to time a summary of the respective insurance coverage of each Borrower and each Subsidiary Guarantor in form and substance reasonably satisfactory to the Agent, and, if requested, will furnish the Agent copies of the applicable policies. Upon demand by Agent any insurance policies covering any such property shall be endorsed (i) to provide that such policies may not be canceled, reduced or affected in any manner for any reason without fifteen (15) days prior notice to Agent, (ii) to provide for insurance against fire, casualty and other hazards normally insured against, in the amount of the full value (less a reasonable deductible not to exceed amounts customary in the industry for similarly situated business and properties) of the property insured, and (iii) to provide for such other matters as the Agent may reasonably require. Each Borrower and each Subsidiary Guarantor shall at all times maintain adequate insurance with respect to all of its assets, including but not limited to, the Oil and Gas Properties or any collateral against its liability for injury to Persons or property, which insurance shall be by financially sound and reputable insurers and shall without limitation provide the following coverages: comprehensive general liability (including coverage for damage to underground resources and equipment, damage caused by blowouts or cratering, damage caused by explosion, damage to underground minerals or resources caused by saline substances, broad form property damage coverage, broad form coverage for contractually assumed liabilities and broad form coverage for acts of independent contractors), worker's compensation and automobile liability. Each Borrower and each Subsidiary Guarantor shall at all times maintain cost of control of well insurance with respect to the Oil and Gas Properties which shall insure each Borrower and each Subsidiary Guarantor against seepage and pollution expense; redrilling expense; and cost of control of well; fires, blowouts, etc., if deemed economical in the reasonable discretion of each Borrower and each such Subsidiary Guarantor. Additionally, each Borrower and each Subsidiary Guarantor shall at all times maintain adequate insurance with respect to all of its other assets and wells in accordance with prudent business practices.

          (h)   Accounts and Records. Each Borrower and each Subsidiary Guarantor will keep books, records and accounts in which full, true and correct entries will be made of all dealings or transactions in relation to its business and activities, prepared in a manner consistent with prior years, subject to changes suggested by each Borrower's or any Subsidiary Guarantor's auditors.

          (i)    Right of Inspection. Each Borrower and each Subsidiary Guarantor will permit any officer, employee or agent of the Lenders upon reasonable notice to examine each Borrower's and each Subsidiary Guarantor's books, records and accounts, and take copies and extracts therefrom, all at such reasonable times during normal business hours and as often as the Lenders may reasonably request.

          (j)    Notice of Certain Events. Each Borrower and each Subsidiary Guarantor shall promptly notify the Agent if any Borrower or any Subsidiary Guarantor learns of the occurrence of (i) any event which constitutes an Event of Default together with a detailed statement by such Borrower or such Subsidiary Guarantor of the steps being taken to cure such Event of Default; (ii) any legal, judicial or regulatory proceedings affecting any Borrower or any Subsidiary Guarantor or any of the assets or properties of any Borrower or any Subsidiary Guarantor which, if adversely determined, could reasonably be expected to have a Material Adverse Effect; (iii) any dispute between any Borrower or any Subsidiary Guarantor and any governmental or regulatory body or any other Person or entity which, if adversely determined, could reasonably be expected to cause a Material Adverse Effect; (iv) any other matter which in any Borrower's or any Subsidiary Guarantor's reasonable opinion could have a Material Adverse Effect.

          (k)   ERISA Information and Compliance. Each Borrower and each Subsidiary Guarantor will promptly furnish to the Agent upon becoming aware of the occurrence of any "reportable event", as such term is defined in Section 4043 of ERISA, or of any "prohibited transaction", as such term is defined in Section 4975 of the Internal Revenue Code of 1954, as amended, in connection with any Plan or any trust created thereunder, a written notice signed by the chief financial officer of each Borrower or any Subsidiary Guarantor, as the case may be, specifying the nature thereof, what action such party is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto.

          (l)    Environmental Reports and Notices. Each Borrower and each Subsidiary Guarantor will deliver to the Agent (i) promptly upon its becoming available, one copy of each report (other than routine informational filings) sent by any Borrower or any Subsidiary Guarantor to any court, governmental agency or instrumentality pursuant to any Environmental Law, (ii) notice, in writing, promptly upon any Borrower's or any Subsidiary Guarantor's receipt of notice or otherwise learning of any claim, demand, action, event, condition, report or investigation indicating any potential or actual liability arising in connection with (x) the non-compliance with or violation of the requirements of any Environmental Law which reasonably could be expected to have a Material Adverse Effect; (y) the release or threatened release of any toxic or hazardous waste into the environment which reasonably could be expected to have a Material Adverse Effect or which upon release any Borrower or any Subsidiary Guarantor would have a duty to report to any court or government agency or instrumentality, or (iii) the existence of any Environmental Lien on any properties or assets of any Borrower or any Subsidiary Guarantor, and each Borrower and such Subsidiary Guarantor shall promptly deliver a copy of any such notice to Agent.

          (m)  Compliance and Maintenance. Each Borrower and each Subsidiary Guarantor will observe and comply in all material respects with all Environmental Laws; (ii) except as provided in Sections 12(n) and 12(o) below, maintain the Oil and Gas Properties and other assets and properties in good and workable condition at all times and make all repairs, replacements, additions, betterments and improvements to the Oil and Gas Properties and other assets and properties as are needed and proper so that the business carried on in connection therewith may be conducted properly and efficiently at all times in the opinion of each Borrower or the affected Subsidiary Guarantor exercised in good faith; (iii) take or cause to be taken whatever actions are necessary or desirable to prevent an event or condition of default by any Borrower or any Subsidiary Guarantor under the provisions of any gas purchase or sales contract or any other contract, agreement or lease comprising a part of the Oil and Gas Properties or other collateral security hereunder which default could reasonably be expected to result in a Material Adverse Effect; and (iv) furnish Agent upon request evidence reasonably satisfactory to Agent that there are no Liens, claims or encumbrances on the Oil and Gas Properties, except Permitted Liens.

          (n)   Operation of Properties. Except as provided in Sections 12(o) and (p) below, each Borrower and each Subsidiary Guarantor will operate, or use reasonable efforts to cause to be operated, all Oil and Gas Properties in a careful and efficient manner in accordance with the practice of the industry and in compliance in all material respects with all applicable laws, rules, and regulations, and in compliance in all material respects with all applicable proration and conservation laws of the jurisdiction in which the properties are situated, and all applicable laws, rules, and regulations, of every other agency and authority from time to time constituted to regulate the development and operation of the properties and the production and sale of hydrocarbons and other minerals therefrom; provided, however, that each Borrower and each Subsidiary Guarantor shall have the right to contest in good faith by appropriate proceedings, the applicability or lawfulness of any such law, rule or regulation and pending such contest may defer compliance therewith, as long as such deferment shall not subject the properties or any part thereof to foreclosure or loss.

          (o)   Compliance with Leases and Other Instruments. Each Borrower and each Subsidiary Guarantor will pay or cause to be paid and discharge all rentals, delay rentals, royalties, production payment, and indebtedness required to be paid by such party (or required to keep unimpaired in all material respects the rights of such party in Oil and Gas Properties) accruing under, and perform or cause to be performed in all material respects each and every act, matter, or thing required of such party by each and all of the assignments, deeds, leases, subleases, contracts, and agreements in any way relating to such party or any of the Oil and Gas Properties and do all other things necessary of such party to keep unimpaired in all material respects the rights of such party thereunder and to prevent the forfeiture thereof or default thereunder; provided, however, that nothing in this Agreement shall be deemed to require any Borrower or any Subsidiary Guarantor to perpetuate or renew any oil and gas lease or other lease by payment of rental or delay rental or by commencement or continuation of operations nor to prevent any Borrower or any Subsidiary Guarantor from abandoning or releasing any oil and gas lease or other lease or well thereon when, in any of such events, in the opinion of such Borrower or such Subsidiary Guarantor exercised in good faith, it is not in the best interest of such Borrower or such Subsidiary Guarantor to perpetuate the same.

          (p)   Certain Additional Assurances Regarding Maintenance and Operations of Properties. With respect to those Oil and Gas Properties which are being operated by operators other than any

  Borrower or any Subsidiary Guarantor, none of the Borrowers nor any Subsidiary Guarantor shall be obligated to perform any undertakings contemplated by the covenants and agreement contained in Section 12(n) or 12(o) hereof which are performable only by such operators and are beyond the control of the Borrowers or any Subsidiary Guarantor; however, each Borrower and each Subsidiary Guarantor agrees to promptly take all reasonable actions available under any operating agreements or otherwise to bring about the performance of any such material undertakings required to be performed thereunder.

          (q)   Sale of Certain Assets/Prepayment of Proceeds. Each Borrower and each Subsidiary Guarantor will immediately pay over to the Agent for the ratable benefit of the Lenders as a prepayment of principal on the Notes and a reduction of the Commitments, an amount equal to 100% of the Release Price from the proceeds of the sale of the Oil and Gas Properties, which sale has been either (i) made in compliance with the provisions of Subsection 13(a)(ii) hereof, or (ii) approved in advance by all of the Lenders. The term "Release Price" as used herein shall mean a price determined by the Majority Lenders in their discretion based upon the loan collateral value of the Oil and Gas Properties being sold by such Borrower or any Subsidiary Guarantor which such Lenders in their discretion (using such methodology, assumptions and discounts rates as such Lenders customarily use in assigning collateral value to oil and gas properties, oil and gas gathering systems, gas processing and plant operations) assign to such Oil and Gas Properties at the time in question. Any such prepayment of principal on the Notes required by this Section 12(q), shall not be in lieu of, but shall be in addition to, any mandatory prepayment of principal required to be paid pursuant to Section 9(b) hereof.

          (r)   Title Matters. Within sixty (60) days after the Effective Date with respect to the Oil and Gas Properties listed on Schedule "7" hereto, each Borrower and each Subsidiary Guarantor shall furnish Agent with title opinions and/or title information reasonably satisfactory to Agent showing good and defensible title of such Borrower or such Subsidiary Guarantor, as the case may be, to such Oil and Gas Properties subject only to the Permitted Liens. As to any Oil and Gas Properties hereafter mortgaged to Agent, such Borrower or such Subsidiary Guarantor will promptly (but in no event more than thirty (30) days following such mortgaging), furnish, if requested, Agent with title opinions and/or title information reasonably satisfactory to Agent showing good and defensible title of such Borrower or such Subsidiary Guarantor, as the case may be, to such Oil and Gas Properties subject only to Permitted Liens. The obligation of the Borrowers and the Subsidiary Guarantors to furnish title opinions and/or title information required by this Section 12(r) shall be limited to its obligation to furnish title opinions and other title information on not less than 80% of the Engineered Value of the Oil and Gas Properties of all Borrowers (other than North Coast and North Coast Eastern) and all Subsidiary Guarantors and forty-five percent (45%) of the Engineered Value of the Oil and Gas Properties of North Coast and North Coast Eastern, taken as a whole.

          (s)   Curative Matters. Within sixty (60) days after the Effective Date with respect to matters listed on Schedule "8" and, thereafter, within sixty (60) days after receipt by Borrowers from Agent or its counsel of written notice of title defects the Agent reasonably requires to be cured, Borrowers shall, or shall cause the Subsidiary Guarantors to, either (i) provide such curative information, in form and substance satisfactory to Agent, or (ii) substitute Oil and Gas Properties of value and quality satisfactory to the Agent for all of Oil and Gas Properties for which such title curative information was requested but upon which Borrowers or Subsidiary Guarantors elected not to provide such title curative information, and, within sixty (60) days of such substitution, provide title opinions or title information satisfactory to the Agent covering the Oil and Gas Properties so substituted. If Borrowers fail to satisfy (i) or (ii) above within the time specified, the loan collateral value assigned by the Lenders to the Oil and Gas Properties for which such curative information was requested shall be deducted from the Borrowing Base resulting in a reduction thereof.

          (t)    Change of Principal Place of Business. The Company and each of its Subsidiaries shall give Agent at least thirty (30) days prior written notice of its intention to move its principal place of business from the address set forth in Section 17 hereof.

          (u)   Additional Collateral. Borrowers shall, and shall cause each Subsidiary Guarantor to, regularly monitor engineering data covering all producing Oil and Gas Properties and interests owned or acquired by Borrowers or any Subsidiary Guarantor on or after the date hereof and to mortgage or cause to be mortgaged such of the same to Agent for the ratable benefit of the Lenders in substantially the form of the Security Instruments, as applicable, to the extent that the Lenders shall at all times during the existence of the Revolving Commitment be secured by perfected Liens and security interests covering not less than ninety percent (90%) of the Engineered Value of all producing Oil and Gas Properties of Borrowers and the Subsidiary Guarantors, taken as a whole. In addition, Borrowers agree that in connection with the mortgaging of such additional Oil and Gas Properties, they shall within a reasonable time thereafter, deliver or cause to be delivered to the Agent such mortgage and title opinions and other title information with respect to the title and Lien status of such Oil and Gas Properties as may be necessary to maintain at all times a level of such title opinions and title information of not less than (i) eighty percent (80%) of the Engineered Value of the Oil and Gas Properties of the Borrower (other than North Coast and North Coast Eastern) and all Subsidiary Guarantors, taken as a whole, and (ii) forty-five percent (45%) of the Engineered Value of the Oil and Gas Properties of North Coast and North Coast Eastern, taken as a whole.

          (v)   Cash Collateral Accounts. Each deposit account maintained by each Borrower and each Subsidiary Guarantor shall be established and maintained with Agent (the "Operating Accounts"), subject to such rules and regulations as Agent may from time to time specify. Such Operating Accounts shall be the sole operating accounts of Borrowers and the Subsidiary Guarantors; provided that Borrowers and the Subsidiary Guarantors may establish and maintain other operating accounts with Persons other than Agent so long as the aggregate balance of all such operating accounts not maintained with Agent does not exceed $50,000, for Borrowers and all Subsidiary Guarantors, taken as a whole. Such accounts shall be maintained with the Agent until all amounts due hereunder and under the Notes have been paid in full. To the extent not already so instructed, each Borrower and each Subsidiary Guarantor shall, within sixty (60) days of the Effective Date, instruct and cause all monetary proceeds of production from the Oil and Gas Properties to be remitted to its Operating Accounts. Such proceeds of production shall not be redirected without the prior written consent of the Agent until such time as all indebtedness due Lenders by Borrowers has been paid in full and the Commitments have been terminated. Each Borrower hereby grants, and the Company shall cause each Subsidiary Guarantor to grant, a security interest to Lenders in and to their Operating Accounts (collectively, the "Cash Collateral Accounts") and all checks, drafts and other items ever received by any Lender for deposit therein. If any Event of Default shall occur and be continuing, Agent shall have the immediate right, without prior notice or demand, to take and apply against Borrowers' obligations hereunder any and all funds legally and beneficially owned by any Borrower and any Subsidiary Guarantor then or thereafter on deposit in the Cash Collateral Accounts for the ratable benefit of the Lenders.

          (w)  Subsidiary Guarantors. In the event that any Person (other than a Borrower) is or becomes a Material Domestic Subsidiary of the Company, the Company shall (a) promptly cause such Domestic Subsidiary to become a Subsidiary Guarantor hereunder and, if required pursuant to the terms of this Agreement or otherwise required at the request of the Agent or Majority Lenders, take or cause such Domestic Subsidiary to take all actions and execute and deliver or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are necessary to grant and to perfect a first and prior Lien in favor of the Agent, for the benefit of Lenders, subject only to Permitted Liens, in such Domestic Subsidiary's Oil and Gas Properties, certain related equipment, oil and gas inventory and the proceeds thereof, and in the Capital Stock of such Domestic Subsidiary. In the event that any Person becomes a Foreign Subsidiary of any Borrower, and the ownership interests of such Foreign Subsidiary are owned by any Borrower or by any Domestic Subsidiary thereof, the Company shall take, or shall cause such Domestic Subsidiary to take, all of the actions required by Agent to grant and to perfect a first and prior Lien in favor of Agent, for the benefit of Lenders, under the Security Instruments in such ownership interests. With respect to each such Subsidiary, the Company shall promptly send to Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Holdings or any Borrower, and (ii) all of the data required to be set forth in Schedule "5" with respect to all Subsidiaries of Borrowers; provided, such written notice shall be deemed to supplement Schedule "5" for all purposes hereof.

          (x)   Conduct of Business. Except as otherwise permitted under Section 13(f) hereof, the Company will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization or, in the case of Addison and its Subsidiaries, as a Canadian corporation, partnership or limited liability company, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except for such jurisdictions wherein the failure to maintain such authorization would not result in a Material Adverse Effect.

        13.    Negative Covenants.    A deviation from the provisions of this Section 13 shall not constitute an Event of Default under this Agreement if such deviation is consented to in writing by Majority Lenders prior to the date of deviation. The Company will at all times comply, and cause each of its Subsidiaries to comply, with the covenants contained in this Section 13 from the date hereof and for so long as the Commitment is in existence or any amount is owed to the Agent or the Lenders under this Agreement or the other Loan Documents.

          (a)   Negative Pledge. Neither any Borrower nor any Subsidiary Guarantor shall without the prior written consent of Majority Lenders:

              (i)  create, incur, assume or permit to exist any Lien, security interest or other encumbrance on any of its assets or properties except Permitted Liens; or

             (ii)  sell, lease, transfer or otherwise dispose of, in any fiscal year, any of its assets except for (A) sales, leases, transfers or other dispositions made in the ordinary course of such Borrower's or such Subsidiary Guarantor's oil and gas businesses (including sales of leasehold inventory), (B) the sale, transfer or disposition of any of the Enron Claims, (C) other sales, leases, transfer or other dispositions made with the consent of Majority Lenders, except that any sale, lease, transfer or other disposition of Collateral shall require the consent of all Lenders and (D) sales, leases or transfers or other dispositions made by Borrowers and the Subsidiary Guarantors which do not exceed $5,000,000 in the aggregate between Borrowing Base redeterminations.

          (b)   Consolidated Current Ratio. The Company will not allow its Current Ratio to be less than 1.0 to 1.0 as of the last day of any fiscal quarter beginning with the fiscal quarter ending on March 31, 2004.

          (c)   Debt Coverage Ratio. The Company will not allow the ratio of its Consolidated Funded Debt (i) as of the last day of the fiscal quarter ending March 31, 2004, to its Consolidated

  EBITDA for the trailing four fiscal quarter period ending on such date to be greater than 4.35 to 1.00 and (ii) as of the last day of each fiscal quarter, beginning with the fiscal quarter ending June 30, 2004, to its Consolidated EBITDA for the trailing four fiscal quarter period ending on such date to be greater than 4.00 to 1.00; provided that, in the event any such period includes the date or dates on which one or more Acquisitions occurred, the Company's Consolidated EBITDA shall be adjusted to give effect, on a pro forma basis, to such Acquisitions as if such Acquisitions occurred at the beginning of such period.

          (d)   Interest Coverage Ratio. The Company will not allow the ratio of its Consolidated EBITDA for the trailing four fiscal quarter period ending on the last day of each fiscal quarter, beginning with the fiscal quarter ending March 31, 2004, to the Company's Consolidated Interest Expense for such period to be less than 2.50 to 1.00.

          (e)   Senior Debt Coverage Ratio. The Company will not allow the ratio of its Consolidated Funded Debt (other than the Senior Notes) (i) as of the last day of the fiscal quarter ending March 31, 2004, to its Consolidated EBITDA for the trailing four fiscal quarter period ending on such date to be greater than 3.25 to 1.00 and (ii) as of the last day of each fiscal quarter, beginning with the fiscal quarter ending June 30, 2004, to its Consolidated EBITDA for the trailing four fiscal quarter period ending on such date to be greater than 3.00 to 1.00; provided that, in the event any such period includes the date or dates on which one or more Acquisitions occurred, the Company's Consolidated EBITDA shall be adjusted to give effect, on a pro forma basis, to such Acquisitions as if such Acquisitions occurred at the beginning of such period.

          (f)    Consolidations and Mergers. Neither the Company nor any of its Subsidiaries will consolidate or merge with or into any other Person, except that (i) each Borrower or any Subsidiary Guarantor may merge with another Person if such Borrower or such Subsidiary Guarantor is the surviving entity in such merger or (ii) any Subsidiary Guarantor may merge with a Borrower if such Borrower is the surviving entity, or with any other Subsidiary Guarantor, if, after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

          (g)   Debts, Guaranties and Other Obligations. Neither the Company nor any of its Domestic Subsidiaries will incur, create, assume or in any manner become or be liable in respect of any indebtedness, nor guarantee or otherwise in any manner become or be liable in respect of any indebtedness, liabilities or other obligations of any other Person or entity, whether by agreement to purchase the indebtedness of any other Person or entity or agreement for the furnishing of funds to any other Person or entity through the purchase or lease of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the indebtedness of any other Person or entity, or otherwise, except that the foregoing restrictions shall not apply to:

              (i)  the Notes, any renewal or increase thereof, the Subsidiary Guaranties or other indebtedness of the Borrowers heretofore disclosed to Lenders in the Financial Statements of the Company delivered pursuant to Section 10(f) of this Agreement or on Schedule "3" hereto; or

             (ii)  Taxes, assessments or other government charges which are not yet due or are being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by GAAP shall have been made therefor and levy and execution thereon have been stayed and continue to be stayed; or

            (iii)  indebtedness (other than in connection with a loan or lending transaction) incurred in the ordinary course of business, including, but not limited to indebtedness for drilling, completing, leasing and reworking oil and gas wells; or

            (iv)  obligations under Rate Management Transactions permitted pursuant to Section 13(m) hereof; or

             (v)  indebtedness of any Borrower to any other Borrower, or of any Subsidiary Guarantor to any Borrower or to any other Subsidiary Guarantor, or of any Borrower to any Subsidiary Guarantor; provided, (i) all such indebtedness shall be evidenced by promissory notes and all such notes shall be subject to a first priority Lien pursuant to a pledge agreement reasonably satisfactory to Agent, (ii) all such indebtedness shall be unsecured and subordinated in right of payment to the payment in full of all of the indebtedness, liabilities and obligations under this Agreement, the Notes and the other Loan Documents pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to Agent, and (iii) any payment by any such Subsidiary Guarantor under any Subsidiary Guaranty shall result in a pro tanto reduction of the amount of any indebtedness owed by such Subsidiary to the Company or to any of its Subsidiaries for whose benefit such payment is made; or

            (vi)  other indebtedness of any nature not in excess of $2,500,000 in outstanding principal amount in the aggregate; or

           (vii)  the guarantee by the Company and the Subsidiary Guarantors of the obligations of Addison under the Canadian Credit Agreement; or

          (viii)  the Senior Notes provided the aggregate principal amount of such indebtedness does not exceed $350,000,000; or

            (ix)  any renewals or extensions of (but not increases in) any of the foregoing.

          (h)   Restricted Payments. Neither the Company nor any of its Subsidiaries will retire, redeem or prepay prior to scheduled maturity any indebtedness other than obligations under this Agreement and obligations under the Canadian Credit Agreement. Neither the Company nor any of its Subsidiaries will declare or pay any cash dividend, purchase, redeem or otherwise acquire for value any of its Capital Stock now or hereafter outstanding, return any capital to, or make any distribution of its assets to the holders of its Capital Stock; except that the foregoing restrictions shall not apply to:

              (i)  the payment of dividends and distributions by any Subsidiary of the Company to any Borrower or any Subsidiary Guarantor; provided that, promptly upon the receipt thereof by any Investment Subsidiary, such Investment Subsidiary dividends or distributes the amounts received to the Company;

             (ii)  so long as no Default or Event of Default has occurred and is continuing or shall be caused thereby, distributions by the Company to Holdings to fund the payment by Holdings of administrative, legal, financial, accounting or other similar expenses relating to Holdings' direct or indirect ownership of the Company, so long as payments are paid as and when needed by Holdings and do not exceed in the aggregate $1,000,000 in any fiscal year of the Company;

            (iii)  distributions and dividends by the Company to Holdings in amounts required to permit Holdings to discharge the consolidated tax liabilities of Holdings and its Subsidiaries so long as Holdings applies the amount of any such distribution or dividend for such purpose and the Company's aggregate contribution to taxes as a result of the filing of a consolidated or combined return by Holdings shall not be greater or the receipt of tax hereafter less, than they would have been had the Company not filed a consolidated or combined return with Holdings; and

            (iv)  so long as no Default or Event of Default has occurred and is continuing or shall be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any of Holdings' Capital Stock upon the termination of employment, death, permanent disability or retirement of any officer or employee of Holdings or any of its Subsidiaries and distributions and dividends from the Company to Holdings to the extent necessary to permit Holdings to make such repurchases, redemptions or other acquisitions or retirements; provided that, the aggregate amount expended by Holdings pursuant to this clause (iv) shall not exceed $5,000,000 in the aggregate.

          (i)    Loans and Advances. Neither the Company nor any of its Subsidiaries shall make or permit to remain outstanding any loans or advances to or in any Person or entity, except that the foregoing restriction shall not apply to:

              (i)  loans or advances to any Person, the material details of which have been set forth in the Financial Statements of the Company heretofore furnished to Lenders pursuant to Section 10(f) of this Agreement; or

             (ii)  advances made in the ordinary course of any Borrower's or any Subsidiary Guarantor's oil and gas business; or

            (iii)  loans made by the Company in an aggregate principal amount not to exceed $3,000,000 at any time outstanding to employees of Holdings and its Subsidiaries for the purpose of acquiring Capital Stock of Holdings; provided the proceeds of such loans are used to effect the acquisition of such Capital Stock and the proceeds of such acquisitions are promptly reinvested in the Company;

            (iv)  loans made to Addison pursuant to the Addison Note; or

             (v)  intercompany loans and advances among the Borrowers and the Subsidiary Guarantors to the extent permitted under clause (v) of Section 13(g).

          (j)    Receivables and Payables. None of the Borrowers nor any Subsidiary Guarantor will discount or sell with recourse, or sell for less than the greater of the face or market value thereof, any of its notes receivable or accounts receivable.

          (k)   Nature of Business. None of the Borrowers nor any Subsidiary Guarantor will permit any material change to be made in the character of its businesses as carried on at the date hereof.

          (l)    Transactions with Affiliates. None of the Borrowers nor any Subsidiary Guarantor will enter into any transaction with any Affiliate, except transactions that are expressly permitted under Section 13 hereof and transactions upon terms that are no less favorable to it than would be obtained in a transaction negotiated at arm's length with an unrelated third party.

          (m)  Rate Management Transactions. None of the Borrowers nor any of their Subsidiaries will, at any time, enter into any Rate Management Transactions, except the foregoing prohibition shall not apply to (x) transactions consented to in writing by the Majority Lenders that are on terms acceptable to the Majority Lenders, or (y) Pre-Approved Contracts. Once Borrowers or any Subsidiary Guarantor enters into a Rate Management Transaction, the terms and conditions of such Rate Management Transaction may not be amended or modified, nor may such Rate Management Transaction be cancelled without the prior written consent of Majority Lenders.

          (n)   Investments. None of the Borrowers nor any Subsidiary Guarantor shall make any investments in any Person or entity, except such restriction shall not apply to:

              (i)  investments and direct obligations of the United States of America or any agency thereof;

             (ii)  investments in certificates of deposit or time deposits issued by the Lenders or certificates of deposit with maturities of less than one year, issued by other commercial banks in the United States having capital and surplus in excess of $500,000,000 and which have a rating of (A) 50 or above by Sheshunoff and (B) "B" or above by Keefe-Bruyette; or

            (iii)  investments in insured money market funds, and other similar accounts at Agent or any Lender or such investment with maturities of less than ninety (90) days at other commercial banks having capital and surplus in excess of $500,000,000 and which have a rating of (A) 50 or above by Sheshunoff and (B) "B" or above by Keefe-Bruyette; or

            (iv)  investments in commercial paper with maturities of less than one year with a rating of A-2 or higher from S&P or a rating of P-2 or higher from Moody's; or

             (v)  investments in Addison not exceeding the amount of all dividends received from Addison; or

            (vi)  investments in Subsidiaries of the Company (excluding Addison and any Subsidiary Guarantor) but only to the extent of such investments as of the Effective Date; or

           (vii)  investments in Subsidiary Guarantors; or

          (viii)  investments consisting of loans and advances permitted under Section 13(i); or

            (ix)  in addition to the investments permitted by clauses (i) through (viii), other investments; provided that, on the date such investment is made, the amount of such investment, together with all other investments made pursuant to this clause (ix) of Section 13(n) (in each case determined based on the cost of such investment) since the Effective Date, does not exceed (A) in the aggregate, $5,000,000 if Borrowing Base Usage is equal to or greater than 75% on the date of and after giving effect to such investment, and (B) in the aggregate, $10,000,000 if Borrowing Base Usage is less than 75% on the date of and after giving effect to such investment.

          (o)   Amendment to Articles of Organization. Neither the Company nor any of its Subsidiaries will permit any material amendment to (i) with respect to any such corporation, its certificate or articles of incorporation or organization or its by-laws, (ii) with respect to any such limited partnership, its certificate of limited partnership or its partnership agreement, (iii) with respect to any such general partnership, its partnership agreement, and (iv) with respect to any such limited liability company, its articles of organization or its operating agreement.

          (p)   Modifications to the Senior Note Documents. Until all of the indebtedness, liabilities and obligations under the Notes, this Agreement and the other Loan Documents have been paid in full in cash and all Commitments have terminated, neither the Company nor any of its Subsidiaries will, without the prior written consent of Agent and the Majority Lenders, agree to any amendment, modification or supplement to the Senior Note Documents the effect of which is to (a) increase the maximum principal amount of the Senior Notes or rate of interest on any of the Senior Notes (other than as a result of the imposition of a default rate of interest in accordance with the terms of the Senior Note Documents), (b) change or add any event of default or any covenant with respect to the Senior Note Documents if the effect of such change or addition is to cause any one or more of the Senior Note Documents to be more restrictive on the Company or any of its Subsidiaries than such Senior Note Documents were prior to such change or addition, (c) change the dates upon which payments of principal or interest on the Senior Notes are due, (d) change any redemption or prepayment provisions of the Senior Notes, (e) alter the subordination provisions, if any, with respect to any of the Senior Note Documents, (f) change any of Sections 4.07(a), 10.06, 10.07 or 12.03 of the Indenture or the penultimate paragraphs of each of Sections 9.01 or 9.02 of the Indenture, or (g) grant any Liens in any assets of the Company or any of its Subsidiaries, other than the Liens granted under the Senior Notes Second Lien Pledge Agreement as in effect on the date hereof.

          (q)   Restrictions on Taurus. Notwithstanding anything to the contrary herein, from and after October 17, 2003, the Addison Note shall be held, at all times, by Taurus and Taurus shall at all times maintain its separate corporate existence. The Company shall at all times own all the issued and outstanding Capital Stock of Taurus. Taurus shall not (a) engage in any business other than making advances on and receiving payments made on the Addison Note and holding the Addison Note, (b) hold any material assets other than the Addison Note and the proceeds thereof; provided that such proceeds shall be distributed to the Company promptly upon the receipt thereof and, if required, applied in accordance with Section 9(c), (c) incur any material liabilities other than the Subsidiary Guaranty and the guaranty of the Senior Notes; provided the guaranty of the Senior Notes is subordinated to the Subsidiary Guaranty of Taurus on terms and conditions acceptable to the Agent and the Majority Lenders, (d) merge, acquire or amalgamate with any other Person, or (e) create, grant or permit to exist any Lien or other encumbrances on any of its assets or take any action which would result in it not being the sole legal and beneficial holder of the Addison Note.

          (r)   Sale and Leaseback Transactions. The Company will not, nor will it permit any Subsidiary to, enter into or suffer to exist any Sale and Leaseback Transaction.

        14.    Events of Default.    Any one or more of the following events shall be considered an "Event of Default" as that term is used herein:

          (a)   The Borrowers shall fail to pay when due or declared due the principal of the Notes; or

          (b)   The Borrowers shall fail to pay when due accrued interest on any of the Notes or any fees or any other amount payable hereunder and such failure shall continue for a period of three (3) days following the due date; or

          (c)   Any representation or warranty made by Borrowers or any Subsidiary Guarantor under this Agreement, or in any certificate or statement furnished or made to the Agent or the Lenders pursuant hereto, or in connection herewith, or in connection with any document furnished hereunder, shall prove to be untrue in any material respect as of the date on which such representation or warranty is made (or deemed made), or any representation, statement (including financial statements), certificate, report or other data furnished or to be furnished or made by Holdings, Borrowers or any Subsidiary Guarantor under any Loan Document, including this Agreement, proves to have been untrue in any material respect, as of the date as of which the facts therein set forth were stated or certified; or

          (d)   Default shall be made in the due observance or performance of any of the covenants or agreements of Holdings, any Borrower or any Subsidiary Guarantor contained in any Loan Document, including this Agreement (excluding covenants contained in Section 13 of the Agreement for which there is no cure period), and such default shall continue for more than thirty (30) days after written notice from Agent is received by Borrowers (which notice may be given by Agent and shall be given by Agent upon request of Majority Lenders); or

          (e)   Default shall be made in the due observance or performance of the covenants of Borrowers or any Subsidiary Guarantor contained in Section 13 of this Agreement; or

          (f)    Default shall be made in respect of any obligation for borrowed money in excess of $5,000,000, other than the Notes, for which Borrowers or any Subsidiary Guarantor is liable (directly, by assumption, as guarantor or otherwise), or any obligations secured by any mortgage, pledge or other consensual security interest with respect thereto, on any asset or property of Borrowers or any Subsidiary Guarantor or in respect of any agreement relating to any such obligations unless Borrowers or such Subsidiary Guarantor is not liable for same (i.e., unless remedies or recourse for failure to pay such obligations is limited to foreclosure of the collateral security therefor), and if such default shall continue beyond the applicable grace period, if any; or

          (g)   Holdings, any Borrower or any Subsidiary Guarantor shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking an appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action authorizing the foregoing; or

          (h)   An involuntary case or other proceeding, shall be commenced against Holdings, any Borrower or any Subsidiary Guarantor seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against any Borrower or any Subsidiary Guarantor under the federal bankruptcy laws as now or hereinafter in effect; or

          (i)    A final judgment or order for the payment of money in excess of $2,500,000 (or judgments or orders aggregating in excess of $2,500,000) shall be rendered against any Borrower or any Subsidiary Guarantor and such judgments or orders shall continue unsatisfied and unstayed for a period of thirty (30) days; or

          (j)    In the event the Total Outstandings shall at any time exceed the Borrowing Base established for the Notes, and the Borrowers shall fail to comply with the provisions of Section 9(b) hereof; or

          (k)   A Change of Control shall occur; or

          (l)    A "Change of Control" under and as defined in the Indenture shall occur; or

          (m)  An Event of Default under and as defined in the Canadian Credit Agreement shall occur.

        Upon occurrence of any Event of Default specified in Sections 14(g) and (h) hereof, the entire principal amount due under the Notes and all interest then accrued thereon, and any other liabilities of the Borrowers hereunder, shall become automatically and immediately due and payable all without notice and without presentment, demand, protest, notice of protest or dishonor or any other notice of default of any kind, all of which are hereby expressly waived by the Borrowers. Upon the occurrence of any other Event of Default, the Agent, upon request of Required Lenders, shall by written notice to the Borrowers declare the principal of, and all interest then accrued on, the Notes and any other liabilities hereunder to be forthwith due and payable, whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which the Borrowers hereby expressly waive, anything contained herein or in the Note to the contrary notwithstanding.

        Upon the occurrence and during the continuance of any Event of Default, the Borrowers shall, promptly on demand by the Agent, deposit with the Agent, for the ratable benefit of the Lenders, with respect to each Letter of Credit then outstanding Cash Collateral in an amount equal to 100% of the greatest amount for which each such Letter of Credit may be drawn plus all related costs then accrued or which may be incurred or which may in the future accrue. Such Cash Collateral shall be held by the Agent as security for, and to provide for the payment of, the Borrowers' obligations under any Letter of Credit issued for the account of any Borrower. In addition, the Agent may at any time after the occurrence of any Event of Default specified in Sections 14(a), (b), (g) or (h) apply any or all of such Cash Collateral to the payment of any or all of the indebtedness, liabilities and obligations under the Loan Documents then due and payable.

        Upon the occurrence and during the continuance of any Event of Default, the Lenders are hereby authorized at any time and from time to time, without notice to the Borrowers or any Subsidiary Guarantor (any such notice being expressly waived by the Borrowers and the Subsidiary Guarantors), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by any of the Lenders to or for the credit or the account of the Borrowers or any Subsidiary Guarantor against any and all of the indebtedness of the Borrowers under the Notes and the Loan Documents, including this Agreement, irrespective of whether or not the Lenders shall have made any demand under the Loan Documents, including this Agreement or the Notes and although such indebtedness may be unmatured. Any amount set-off by any of the Lenders shall be applied against the indebtedness owed the Lenders by the Borrowers pursuant to this Agreement and the Notes. The Lenders agree promptly to notify the Borrowers and the affected Subsidiary Guarantor after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Lenders may have.

        Notwithstanding the foregoing, after the occurrence of an Event of Default, the provisions of the Intercreditor Agreement shall apply with respect to the rights of the Agent and all Lenders under this Agreement and the Canadian Credit Agreement.

        15.    The Agent and the Lenders.

          (a)   Appointment and Authorization. Each Lender hereby appoints Agent as its nominee and agent, in its name and on its behalf: (i) to act as nominee for and on behalf of such Lender in and under all Loan Documents; (ii) to arrange the means whereby the funds of Lenders are to be made available to the Borrowers under the Loan Documents; (iii) to take such action as may be requested by any Lender under the Loan Documents (when such Lender is entitled to make such request under the Loan Documents); (iv) to receive all documents and items to be furnished to Lenders under the Loan Documents; (v) to be the secured party, mortgagee, beneficiary, and similar party in respect of, and to receive, as the case may be, any collateral for the benefit of Lenders; (vi) to execute, as agent, the Senior Notes Intercreditor Agreement and by such execution to bind each Lender to such agreement; (vii) to promptly distribute to each Lender all material information, requests, documents and items received from the Borrowers under the Loan Documents; (viii) to promptly distribute to each Lender such Lender's Pro Rata Part of each payment or prepayment (whether voluntary, as proceeds of insurance thereon, or otherwise) in accordance with the terms of the Loan Documents and (ix) to deliver to the appropriate Persons requests, demands, approvals and consents received from Lenders. Each Lender hereby authorizes Agent to take all actions and to exercise such powers under the Loan Documents as are specifically delegated to Agent by the terms hereof or thereof, together with all other powers reasonably incidental thereto. With respect to its Commitments hereunder and the Notes issued to it, Agent and any successor Agent shall have the same rights under the Loan Documents as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Agent and any successor Agent in its capacity as a Lender. Agent and any successor Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of and generally engage in any kind of business with the Borrowers, and any Person which may do business with the Borrowers, all as if Agent and any successor Agent was not Agent hereunder and without any duty to account therefor to the Lenders; provided that, if any payments in respect of any property (or the proceeds thereof) now or hereafter in the possession or control of Agent which may be or become security for the obligations of the Borrowers arising under the Loan Documents by reason of the general description of indebtedness secured or of property contained in any other agreements, documents or instruments related to any such other business shall be applied to reduction of the obligations of the Borrowers arising under the Loan Documents, then each Lender shall be entitled to share in such application according to its Pro Rata Part thereof. Each Lender, upon request of any other Lender, shall disclose to all other Lenders all indebtedness and liabilities, direct and contingent, of the Borrowers to such Lender as of the time of such request.

          (b)   Note Holders. From time to time as other Lenders become a party to this Agreement, Agent shall obtain execution by the Borrowers of additional Notes in amounts representing the Commitments of each such new Lender, up to an aggregate face amount of all Notes not exceeding $250,000,000 for the Revolving Commitment. The obligation of such Lender shall be governed by the provisions of this Agreement, including but not limited to, the obligations specified in Section 2 hereof. From time to time, Agent may require that the Lenders exchange their Notes for newly issued Notes to better reflect the Commitments of the Lenders. Agent may treat the payee of any Note as the holder thereof until written notice of transfer has been filed with it, signed by such payee and in form satisfactory to Agent.

          (c)   Consultation with Counsel. Lenders agree that Agent may consult with legal counsel selected by Agent and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel. LENDERS ACKNOWLEDGE THAT GARDERE WYNNE SEWELL LLP IS COUNSEL FOR BANK ONE, BOTH AS AGENT AND AS A LENDER, AND THAT SUCH FIRM DOES NOT REPRESENT ANY OF THE OTHER LENDERS IN CONNECTION WITH THIS TRANSACTION.

          (d)   Documents. Agent shall not be under a duty to examine or pass upon the validity, effectiveness, enforceability, genuineness or value of any of the Loan Documents or any other instrument or document furnished pursuant thereto or in connection therewith, and Agent shall be entitled to assume that the same are valid, effective, enforceable and genuine and what they purport to be.

          (e)   Resignation or Removal of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving written notice thereof to Lenders and the Borrowers, and Agent may be removed at any time with or without cause by Majority Lenders. If no successor Agent has been so appointed by Majority Lenders (and approved by the Borrowers) and has accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation or removal of the retiring Agent, then the retiring Agent may, on behalf of Lenders, appoint a successor Agent. Any successor Agent must be approved by Borrowers, which approval will not be unreasonably withheld. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent, as the case may be, shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Section 15 shall continue in effect for its benefit in respect to any actions taken or omitted to be taken by it while it was acting as Agent. To be eligible to be an Agent hereunder the party serving, or to serve, in such capacity must own a Pro Rata Part of the Commitments equal to the level of Commitment required to be held by any Lender pursuant to Section 28 hereof. If at any time that an Event of Default is continuing for a period of 30 days and it is ascertained by the Agent, in its sole discretion, that the Agent (either directly or through one or more Affiliates) has a conflict of interest in acting as Agent under this Agreement, then the Agent shall promptly take appropriate steps, as determined by the Agent, to eliminate such conflict of interest.

          (f)    Responsibility of Agent. It is expressly understood and agreed that the obligations of Agent under the Loan Documents are only those expressly set forth in the Loan Documents as to each and that Agent shall be entitled to assume that no Default or Event of Default has occurred and is continuing, unless Agent has actual knowledge of such fact or has received notice from a Lender or the Borrowers that such Lender or the Borrowers consider that a Default or an Event of Default has occurred and is continuing and specifying the nature thereof. Neither Agent nor any of its directors, officers, attorneys or employees shall be liable for any action taken or omitted to be taken by them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Agent shall not incur liability under or in respect of any of the Loan Documents by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment, or which may seem to it to be necessary or desirable. None of the Co-Documentation Agents, the Syndication Agent, the Arrangers nor the Sole Bookrunner shall have any responsibilities as an agent hereunder.

          Agent shall not be responsible to Lenders for any of the Borrowers' recitals, statements, representations or warranties contained in any of the Loan Documents, or in any certificate or other document referred to or provided for in, or received by any Lender under, the Loan Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of or any of the Loan Documents or for any failure by the Borrowers to perform any of their obligations hereunder or thereunder. Agent may employ agents and attorneys-in-fact and shall not be answerable, except as to money or securities received by it or its authorized agents, for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

          The relationship between Agent and each Lender is only that of agent and principal and has no fiduciary aspects. Nothing in the Loan Documents or elsewhere shall be construed to impose on Agent any duties or responsibilities other than those for which express provision is therein made. In performing its duties and functions hereunder, Agent does not assume and shall not be deemed to have assumed, and hereby expressly disclaims, any obligation or responsibility toward or any relationship of agency or trust with or for the Borrowers or any of their beneficiaries or other creditors. As to any matters not expressly provided for by the Loan Documents, Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of all Lenders and such instructions shall be binding upon all Lenders and all holders of the Notes; provided, however, that Agent shall not be required to take any action which is contrary to the Loan Documents or applicable law.

          Agent shall have the right to exercise or refrain from exercising, without notice or liability to the Lenders, any and all rights afforded to Agent by the Loan Documents or which Agent may have as a matter of law; provided, however, Agent shall not without the consent of Majority Lenders, take any other action with regard to amending the Loan Documents, waiving any default under the Loan Documents or taking any other action with respect to the Loan Documents. Provided further, however, that no amendment, waiver, or other action shall be effected pursuant to the preceding sentence without the consent of all Lenders which: (a) would increase the Borrowing Base, (b) would reduce any fees hereunder, or the principal of, or the interest on, any Lender's Note or Notes, (c) would postpone any date fixed for any payment of any fees hereunder, or any principal or interest of any Lender's Note or Notes, (d) would increase the aggregate Commitments or any Lender's individual Commitment hereunder or would materially alter Agent's obligations to any Lender hereunder, (e) would release Borrowers from their obligation to pay any Lender's Note or Notes, (f) would change the definition of Majority Lenders or Required Lenders, (g) would waive any of the conditions precedent to the Effective Date (h) would extend the Revolving Maturity Date (i) would release or substitute any Collateral except for releases or substitutions of Collateral sold in compliance with the provisions of Subsection 13(a)(ii) hereof or (j) would amend this sentence or the previous sentence. Agent shall not have liability to Lenders for failure or delay in exercising any right or power possessed by Agent pursuant to the Loan Documents or otherwise unless such failure or delay is caused by the gross negligence of the Agent, in which case only the Agent responsible for such gross negligence shall have liability therefor to the Lenders. Notwithstanding the payment in full of all other indebtedness, liabilities and obligations of the Borrowers under the Loan Documents nor anything to the contrary herein or in any other Loan Document, except for releases of Collateral in connection with sales made in accordance with clauses (A), (B) and (D) of Subsection 13(a)(ii), the Agent shall not release any of the Collateral without the prior written consent of each Person that is a North Coast Counterparty on the date of such proposed release.

          (g)   Independent Investigation. Each Lender severally represents and warrants to Agent that it has made its own independent investigation and assessment of the financial condition and affairs of the Borrowers in connection with the making and continuation of its participation hereunder and has not relied exclusively on any information provided to such Lender by Agent in connection herewith, and each Lender represents, warrants and undertakes to Agent that it shall continue to make its own independent appraisal of the credit worthiness of the Borrowers while the Notes are outstanding or its Commitments hereunder are in force. Agent shall not be required to keep itself informed as to the performance or observance by the Borrowers of this Agreement or any other document referred to or provided for herein or to inspect the properties or books of the Borrowers. Other than as provided in this Agreement, Agent shall not have any duty, responsibility or liability to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrowers which may come into the possession of Agent.

          (h)   Indemnification. Lenders agree to indemnify Agent, ratably according to their respective Commitments on a Pro Rata basis, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any proper and reasonable kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by Agent under the Loan Documents, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or willful misconduct. Each Lender shall be entitled to be reimbursed by the Agent for any amount such Lender paid to Agent under this Section 15(h) to the extent the Agent has been reimbursed for such payments by the Borrowers or any other Person. THE PARTIES INTEND FOR THE PROVISIONS OF THIS SECTION TO APPLY TO AND PROTECT THE AGENT FROM THE CONSEQUENCES OF ANY LIABILITY INCLUDING STRICT LIABILITY IMPOSED OR THREATENED TO BE IMPOSED ON AGENT AS WELL AS FROM THE CONSEQUENCES OF ITS OWN NEGLIGENCE, WHETHER OR NOT THAT NEGLIGENCE IS THE SOLE, CONTRIBUTING OR CONCURRING CAUSE OF ANY SUCH LIABILITY.

          (i)    Benefit of Section 15. The agreements contained in this Section 15 are solely for the benefit of Agent and the Lenders and are not for the benefit of, or to be relied upon by, the Borrowers, any affiliate of the Borrowers or any other Person.

          (j)    Pro Rata Treatment. Subject to the provisions of this Agreement, each payment (including each prepayment) by the Borrowers and each collection by Lenders (including offsets) on account of the principal of and interest on the Notes and fees provided for in this Agreement, that are payable by the Borrowers, shall be made Pro Rata; provided, however, in the event that any Defaulting Lender shall have failed to make an Advance as contemplated under Section 3 hereof and Agent or another Lender or Lenders shall have made such Advance, payment received by Agent for the account of such Defaulting Lender or Lenders shall not be distributed to such Defaulting Lender or Lenders until such Advance or Advances shall have been repaid in full to the Lender or Lenders who funded such Advance or Advances.

          (k)   Assumption as to Payments. Except as specifically provided herein, unless Agent shall have received notice from the Borrowers prior to the date on which any payment is due to Lenders hereunder that the Borrowers will not make such payment in full, Agent may, but shall not be required to, assume that the Borrowers have made such payment in full to Agent on such date and Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrowers shall not have so made such payment in full to Agent, each Lender shall repay to Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to Agent, at the interest rate applicable to such portion of the Loan.

          (l)    Other Financings. Without limiting the rights to which any Lender otherwise is or may become entitled, such Lender shall have no interest, by virtue of this Agreement or the Loan Documents, in (a) any present or future loans from, letters of credit issued by, or leasing or other financial transactions by, any other Lender to, on behalf of, or with the Borrowers (collectively referred to herein as "Other Financings") other than the obligations hereunder; (b) any present or future guarantees by or for the account of the Borrowers which are not contemplated by the Loan Documents; (c) any present or future property taken as security for any such Other Financings; or (d) any property now or hereafter in the possession or control of any other Lender which may be or become security for the obligations of the Borrowers arising under any loan document by reason of the general description of indebtedness secured or property contained in any other agreements, documents or instruments relating to any such Other Financings.

          (m)  Interests of Lenders. Nothing in this Agreement shall be construed to create a partnership or joint venture between Lenders for any purpose. Agent, Lenders and the Borrowers recognize that the respective obligations of Lenders under the Commitments shall be several and not joint and that neither Agent nor any of Lenders shall be responsible or liable to perform any of the obligations of the other under this Agreement. Each Lender is deemed to be the owner of an undivided interest in and to all rights, titles, benefits and interests belonging and accruing to Agent under the Security Instruments, including, without limitation, liens and security interests in any collateral, fees and payments of principal and interest by the Borrowers under the Commitments on a Pro Rata basis. Each Lender shall perform all duties and obligations of Lenders under this Agreement in the same proportion as its ownership interest in the Loans outstanding at the date of determination thereof.

          (n)   Investments. Whenever Agent in good faith determines that it is uncertain about how to distribute to Lenders any funds which it has received, or whenever Agent in good faith determines that there is any dispute among the Lenders about how such funds should be distributed, Agent may choose to defer distribution of the funds which are the subject of such uncertainty or dispute. If Agent in good faith believes that the uncertainty or dispute will not be promptly resolved, or if Agent is otherwise required to invest funds pending distribution to the Lenders, Agent may invest such funds pending distribution (at the risk of the Borrowers). All interest on any such investment shall be distributed upon the distribution of such investment and in the same proportions and to the same Persons as such investment. All monies received by Agent for distribution to the Lenders (other than to the Person who is Agent in its separate capacity as a Lender) shall be held by the Agent pending such distribution solely as Agent for such Lenders, and Agent shall have no equitable title to any portion thereof.

        16.    Exercise of Rights.    No failure to exercise, and no delay in exercising, on the part of the Agent or the Lenders, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of the Agent and the Lenders hereunder shall be in addition to all other rights provided by law.

        17.    Notices.    Any notices or other communications required or permitted to be given by this Agreement or any other documents or instruments referred to herein must be given in writing (which may be by bank wire, telecopy or similar writing) and shall be given to the party to whom such notice or communication is directed at the address or telecopy number of such party as follows: (a) BORROWERS: EXCO RESOURCES, INC., 12377 Merit Drive, Suite 1700, Dallas, Texas 75251, Facsimile No. (214) 368-2087, Attention: Douglas H. Miller, Chief Executive Officer, and Attention: J. Douglas Ramsey, Chief Financial Officer, (b) SUBSIDIARY GUARANTORS: C/O EXCO RESOURCES, INC., 12377 Merit Drive, Suite 1700, Dallas, Texas 75251, Facsimile No. (214) 368-2087, Attention: Douglas H. Miller, Chief Executive Officer, and Attention: J. Douglas Ramsey, Chief Financial Officer, (c) AGENT: Bank One, NA, Mail Code IL1-0634, 1 Bank One Plaza, Chicago, Illinois, 60670-0634, Facsimile No.: (312) 732-4840, Attention: Jim Moore, with a copy to BANK ONE, NA, 1717 Main Street, TX1-2448, Dallas, Texas 75201, Facsimile No. (214) 290-2332, Attention: Wm. Mark Cranmer, Director, Capital Markets, and (d) LENDERS: at such Lender's address or facsimile number set forth below its name on Annex A attached hereto or in the assignment pursuant to which such Lender became a party hereto, with a copy to: Bank One, NA, 1 Bank One Plaza, IL1-0429,

Chicago, Illinois 60670, Attention: Syndication. Any such notice or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 17 and the appropriate answerback is received or receipt is otherwise confirmed, (b) if given by mail, three (3) days after deposit in the mails with first-class postage, prepaid, as addressed as aforesaid or (c) if given by any other method, when delivered at the address specified in this Section 17; provided, however, that notices to the Agent under Sections 2, 3, 4 or 5 hereof shall not be effective until received. Any notice required to be given to the Lenders shall be given to the Agent and distributed to all Lenders by the Agent.

        18.    Expenses.    The Borrowers shall pay (i) all reasonable and necessary out-of-pocket expenses of the Agent, including reasonable fees and disbursements of special counsel for the Agent, in connection with the preparation of any Loan Document, any waiver or consent hereunder or any amendment hereof or any Default or Event of Default or alleged Default or Event of Default hereunder, (ii) all reasonable and necessary out-of-pocket expenses of the Agent, including reasonable fees and disbursements of special counsel for the Agent in connection with the preparation of any participation agreement for a participant or participants requested by the Borrowers or any amendment thereof and (iii) if a Default or an Event of Default occurs, all reasonable and necessary out-of-pocket expenses incurred by the Lenders, including reasonable fees and disbursements of counsel, in connection with such Default and Event of Default and collection and other enforcement proceedings resulting therefrom. THE BORROWERS HEREBY ACKNOWLEDGE THAT GARDERE WYNNE SEWELL LLP IS SPECIAL COUNSEL TO BANK ONE, AS AGENT AND AS A LENDER, UNDER THIS AGREEMENT AND THAT IT IS NOT COUNSEL TO, NOR DOES IT REPRESENT THE BORROWERS IN CONNECTION WITH THE TRANSACTIONS DESCRIBED IN THIS AGREEMENT. The Borrowers are relying on separate counsel in the transaction described herein. The Borrowers shall indemnify the Lenders against any transfer Taxes, document Taxes, assessments or charges made by any governmental authority by reason of the execution, delivery and filing of the Loan Documents. The obligations of this Section 18 shall survive any termination of this Agreement, the expiration of the Loans and the payment of all indebtedness of the Borrowers to the Lenders hereunder and under the Notes.

        19.    Indemnity.    The Borrowers agree to indemnify and hold harmless Agent, the Lenders, the Arrangers, the Sole Bookrunner and their respective officers, employees, agents, attorneys and representatives (singularly, an "Indemnified Party", and collectively, the "Indemnified Parties") from and against any loss, cost, liability, damage or expense (including the reasonable fees and out-of-pocket expenses of counsel to the Indemnified Parties, including all local counsel hired by such counsel) ("Claim") incurred by the Indemnified Parties in investigating or preparing for, defending against, or providing evidence, producing documents or taking any other action in respect of any commenced or threatened litigation, administrative proceeding or investigation under any federal securities law, federal or state environmental law, or any other statute of any jurisdiction, or any regulation, or at common law or otherwise, which is alleged to arise out of or is based upon any acts, practices or omissions or alleged acts, practices or omissions of the Borrowers or their agents or arises in connection with the duties, obligations or performance of the Indemnified Parties in negotiating, preparing, executing, accepting, keeping, completing, countersigning, issuing, selling, delivering, releasing, assigning, handling, certifying, processing or receiving or taking any other action with respect to the Loan Documents and all documents, items and materials contemplated thereby even if any of the foregoing arises out of an Indemnified Party's ordinary negligence. The indemnity set forth herein shall be in addition to any other obligations or liabilities of the Borrowers to the Lenders hereunder or at common law or otherwise, and shall survive any termination of this Agreement, the expiration of the Loans and the payment of all indebtedness of the Borrowers to the Lenders hereunder and under the Notes, provided that the Borrowers shall have no obligation under this Section to a Lender with respect to any of the foregoing arising out of the gross negligence or willful misconduct of any Lender. If any Claim is asserted against any Indemnified Party, the Indemnified Party shall endeavor to notify the Borrowers of such Claim (but failure to do so shall not affect the indemnification herein made except to the extent of the actual harm caused by such failure). The Indemnified Party shall have the right to employ, at the Borrowers' expense, counsel of the Indemnified Parties' choosing and to control the defense of the Claim. The Borrowers may at their own expense also participate in the defense of any Claim. Each Indemnified Party may employ separate counsel in connection with any Claim to the extent such Indemnified Party believes it reasonably prudent to protect such Indemnified Party. THE PARTIES INTEND FOR THE PROVISIONS OF THIS SECTION TO APPLY TO AND PROTECT EACH INDEMNIFIED PARTY FROM THE CONSEQUENCES OF ANY LIABILITY INCLUDING STRICT LIABILITY IMPOSED OR THREATENED TO BE IMPOSED ON AGENT AS WELL AS FROM THE CONSEQUENCES OF ITS OWN NEGLIGENCE, WHETHER OR NOT THAT NEGLIGENCE IS THE SOLE, CONTRIBUTING, OR CONCURRING CAUSE OF ANY CLAIM.

        20.    Governing Law.    THIS AGREEMENT IS BEING EXECUTED AND DELIVERED, AND IS INTENDED TO BE PERFORMED, IN DALLAS, DALLAS COUNTY, TEXAS, AND THE SUBSTANTIVE LAWS OF TEXAS SHALL GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT AND ALL OTHER DOCUMENTS AND INSTRUMENTS REFERRED TO HEREIN, UNLESS OTHERWISE SPECIFIED THEREIN.

        21.    Invalid Provisions.    If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provisions shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of the Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

        22.    Maximum Interest Rate.    Regardless of any provisions contained in this Agreement or in any other documents and instruments referred to herein, the Lenders shall never be deemed to have contracted for or be entitled to receive, collect or apply as interest on the Notes any amount in excess of the Maximum Rate, and in the event any Lender ever receives, collects or applies as interest any such excess, or if an acceleration of the maturities of any Notes or if any prepayment by the Borrowers results in the Borrowers having paid any interest in excess of the Maximum Rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of the Notes for which such excess was received, collected or applied, and, if the principal balance of such Note is paid in full, any remaining excess shall forthwith be paid to the Borrowers. All sums paid or agreed to be paid to the Lenders for the use, forbearance or detention of the indebtedness evidenced by the Notes and/or this Agreement shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the rate or amount of interest on account of such indebtedness does not exceed the Maximum Rate. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Rate of interest permitted by law, the Borrowers and the Lenders shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium, rather than as interest; and (ii) exclude voluntary prepayments and the effect thereof; and (iii) compare the total amount of interest contracted for, charged or received with the total amount of interest which could be contracted for, charged or received throughout the entire contemplated term of the Note at the Maximum Rate.

        For purposes of Section 303 of the Texas Finance Code, to the extent applicable to any Lender or Agent, Borrowers agree that the "Maximum Rate" shall be the "weekly ceiling" as defined in said Chapter, provided that such Lender or Agent, as applicable, may also rely, to the extent permitted by applicable laws of the State of Texas and the United States of America, on alternative maximum rates of interest under the Texas Finance Code or other laws applicable to such Lender or Agent from time to time if greater.

        23.    Amendments.    This Agreement may be amended only by an instrument in writing executed by an authorized officer of the party against whom such amendment is sought to be enforced. No modification or waiver of any provision of the Loan Documents, including this Agreement, or the Notes nor consent to departure therefrom, shall be effective unless in writing signed by Borrowers and Majority Lenders (or by Agent on behalf of Majority Lenders) subject to the additional requirements of Section 15(f) hereof, to the extent applicable. No such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other circumstances without such notice or demand.

        24.    Multiple Counterparts.    This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. However, this Agreement shall bind no party until the Borrowers, Agent and Lenders have executed a counterpart. Facsimiles shall be effective as originals.

        25.    Conflict.    In the event any term or provision hereof is inconsistent with or conflicts with any provision of the Loan Documents, the terms or provisions contained in this Agreement shall be controlling.

        26.    Survival.    All covenants, agreements, undertakings, representations and warranties made in the Loan Documents, including this Agreement, the Notes or other documents and instruments referred to herein shall survive all closings hereunder and shall not be affected by any investigation made by any party.

        27.    Parties Bound.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, legal representatives and estates, provided, however, that the Borrowers may not, without the prior written consent of all of the Lenders, assign any rights, powers, duties or obligations hereunder.

        28.    Assignments and Participations.

          (a)   Permitted Purchasers and Minimum Amount. Any Lender may at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit E or in such other form as may be agreed to by the parties thereto. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Loans of the assigning Lender or (unless each of the Borrowers and the Agent otherwise consents) be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Commitment or outstanding Loans (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the "Trade Date," if the "Trade Date" is specified in the assignment.

          (b)   Consents. The consent of the Borrowers shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the Borrowers shall not be required if a Default or Event of Default has occurred and is continuing. The consent of the Agent shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund. Any consent required under this Section 28(b) shall not be unreasonably withheld or delayed.

          (c)   Assignment. Upon (i) delivery to the Agent of an assignment, together with any consents required by Sections 28(a) and 28(b), and (ii) payment of a $3,500 fee to the Agent for processing such assignment (unless such fee is waived by the Agent or CSFB is the assignor with respect to such assignment in which event such fee is deemed waived), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement constitutes "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to the Intercreditor Agreement, this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Loans assigned to such Purchaser without any further consent or action by the Borrowers, the Lenders or the Agent. In the case of an assignment covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with Section 28(a), 28(b), 28(c) and 28(d) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 28(e). Upon the consummation of any assignment to a Purchaser pursuant to this Section 28(c), the transferor Lender, the Agent and the Borrowers shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

          (d)   Register. The Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Dallas, Texas a copy of each Assignment and Acceptance Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (e)   Participations. Any Lender may at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing such Lender, any Note held by such Lender, any Commitment of such Lender or any interest of such Lender under the Loan Documents hereunder to one or more pension plans, investment funds, insurance companies, financial institutions or other Persons, provided, that:

              (i)  each Lender shall retain the sole right to vote hereunder, and no participant shall be entitled to vote hereunder on decisions requiring consent or approval of Lender, Majority Lenders or Required Lenders;

             (ii)  in the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Loans and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrowers under this Agreement shall be determined as if such Lender had not sold such participating interest and Agent and Borrowers shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

            (iii)  The Borrowers agree that each Participant shall be deemed to have the right of setoff provided in Section 14 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 14 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 14, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 14 as if each Participant were a Lender. The Borrowers further agree that each Participant shall be entitled to the benefits of Section 5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 28(a), provided that (i) a Participant shall not be entitled to receive any greater payment under Section 5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrowers, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 5(g) to the same extent as if it were a Lender.

          (f)    Information. The Borrowers authorize each Lender to disclose to any Participant or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrowers and their Subsidiaries, including without limitation any information contained in any reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 29 of this Agreement.

          (g)   Foreign Transferees. If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 5(g).

        29.    Confidentiality.    Agent and each Lender agrees to hold any confidential information which it may receive from the Borrowers pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to Agent, such Lender or to an assignee, participant, or prospective assignee or participant, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which Agent or such Lender is a party, (vi) to Agent's or such Lender's direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (vii) permitted by Section 28, and (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder. Notwithstanding anything herein to the contrary, confidential information shall not include, and Agent and each Lender (and each employee, representative or other agent of Agent or any Lender) may disclose to any and all Persons, without limitation of any kind, the "tax treatment" and "tax structure" (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are or have been provided to

Agent or such Lender relating to such tax treatment or tax structure; provided that with respect to any document or similar item that in either case contains information concerning such tax treatment or tax structure of the transactions contemplated hereby as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to such tax treatment or tax structure.

        30.    Choice of Forum: Consent to Service of Process and Jurisdiction.    THE OBLIGATIONS OF BORROWERS UNDER THE LOAN DOCUMENTS ARE PERFORMABLE IN DALLAS COUNTY, TEXAS. ANY SUIT, ACTION OR PROCEEDING AGAINST THE BORROWERS WITH RESPECT TO THE LOAN DOCUMENTS OR ANY JUDGMENT ENTERED BY ANY COURT IN RESPECT THEREOF, MAY BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS, COUNTY OF DALLAS, OR IN THE UNITED STATES COURTS LOCATED IN DALLAS COUNTY, TEXAS AND THE BORROWERS HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF ANY SUCH SUIT, ACTION OR PROCEEDING. THE BORROWERS HEREBY IRREVOCABLY CONSENT TO SERVICE OF PROCESS IN ANY SUIT, ACTION OR PROCEEDING IN SAID COURT BY THE MAILING THEREOF BY LENDER BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWERS, AT THE ADDRESS FOR NOTICES AS PROVIDED IN SECTION 17. THE BORROWERS HEREBY IRREVOCABLY WAIVE ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT BROUGHT IN THE COURTS LOCATED IN THE STATE OF TEXAS, COUNTY OF DALLAS, AND HEREBY FURTHER IRREVOCABLY WAIVE ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

        31.    Waiver of Jury Trial.    THE BORROWERS HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        32.    Other Agreements.    THIS WRITTEN CREDIT AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

        33.    Financial Terms.    All accounting terms used in this Agreement which are not specifically defined herein shall be construed in accordance with GAAP.

        34.    Interpretation, etc.    Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Annex, Exhibit or Schedule shall be to a Section, Annex, Exhibit or Schedule, as the case may be, hereof unless otherwise specifically provided. The use herein of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

        35.    PATRIOT ACT NOTIFICATION.    The following notification is provided to Borrowers pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

        IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrowers: When a Borrower opens an account, if such Borrower is an individual, Agent and the Lenders will ask for such Borrower's name, residential address, tax identification number, date of birth, and other information that will allow Agent and the Lenders to identify such Borrower, and, if neither of the Borrowers is an individual, Agent and the Lenders will ask for each Borrower's name, tax identification number, business address, and other information that will allow Agent and the Lenders to identify Borrowers. Agent and the Lenders may also ask, if any Borrower is an individual, to see such Borrower's driver's license or other identifying documents, and, if any Borrower is not an individual, to see such Borrower's legal organizational documents or other identifying documents.

        36.    Original Credit Agreement.    Effective upon the Effective Date, this Agreement shall supersede in its entirety the Original Credit Agreements; provided, however, that all loans, letters of credit, and other indebtedness, obligations and liabilities outstanding under the Original Credit Agreements on such date shall continue to constitute Loans, Letters of Credit and other indebtedness, obligations and liabilities under this Agreement and the execution and delivery of this Agreement or any of the Loan Documents hereunder shall not constitute a novation, refinancing or any other fundamental change in the relationship among the parties and the Loans, Letters of Credit, and other indebtedness, obligations and liabilities outstanding hereunder, to the extent outstanding under the Original Credit Agreements immediately prior to the date hereof, shall constitute the same loans, letters of credit, and other indebtedness, obligations and liabilities as outstanding under the Original Credit Agreements.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWERS:
EXCO RESOURCES, INC. a Texas corporation
By:	/s/ J. DOUGLAS RAMSEY Name: J. Douglas Ramsey Title: Vice President and Chief Financial Officer
EXCO OPERATING, LP a Delaware limited partnership
By:	EXCO Investment II, LLC, its sole general partner
	By:	EXCO Resources, Inc., its sole member
	By:	/s/ J. DOUGLAS RAMSEY Name: J. Douglas Ramsey Title: Vice President and Chief Financial Officer
NORTH COAST ENERGY, INC. a Delaware corporation
By:	/s/ J. DOUGLAS RAMSEY Name: J. Douglas Ramsey Title: Vice President
NORTH COAST ENERGY EASTERN, INC. a Delaware corporation
By:	/s/ J. DOUGLAS RAMSEY Name: J. Douglas Ramsey Title: Vice President

LENDERS:
BANK ONE, NA a national banking association (Main Office Chicago) as a Lender and as Administrative Agent
By:	/s/ WM. MARK CRANMER Name: Wm. Mark Cranmer Title: Director, Capital Markets

BNP PARIBAS as a Lender and as Syndication Agent
By:	/s/ DAVID DODD Name: David Dodd Title: Director
By:	/s/ POLLY SCHOTT Name: Polly Schott Title: Vice President

THE BANK OF NOVA SCOTIA as a Lender and as a Co-Documentation Agent
By:	/s/ V. GIBSON Name: V. Gibson Title: Assistant Agent

COMERICA BANK as a Lender
By:	/s/ MICHELE L. JONES Name: Michele L. Jones Title: Vice President—Texas Division

FLEET NATIONAL BANK as a Lender
By:	/s/ JEFFREY H. RATHKAMP Name: Jeffrey H. Rathkamp Title: Director

JPMORGAN CHASE BANK as a Lender
By:	/s/ RUSSELL A. JOHNSON Name: Russell A. Johnson Title: Vice President

TORONTO-DOMINION (TEXAS), INC. as a Lender and as a Co-Documentation Agent
By:	/s/ RACHEL SUITER Name: Rachel Suiter Title: Vice President

UNION BANK OF CALIFORNIA, N.A. as a Lender
By:	/s/ KIMBERLY COIL Name: Kimberly Coil Title: Assistant Vice President
By:	/s/ RANDALL OSTERBERG Name: Randall Osterberg Title: Senior Vice President

CREDIT SUISSE FIRST BOSTON, acting through its Cayman Island branch as a Lender
By:	/s/ JAMES MORAN Name: James Moran Title: Director
By:	/s/ DENISE ALVAREZ Name: Denise Alvarez Title: Associate

BANK OF AMERICA N.A., as a Lender
By:	/s/ TIMOTHY R. LEACH Name: Timothy R. Leach Title: Senior Vice President

ANNEX A

COMMITMENT PERCENTAGES

LENDER	COMMITMENT PERCENTAGE
Bank One, NA 1 Bank One Plaza Mail Code IL1-0634 Chicago, Illinois 60670-0634 Attention: Jim Moore Telephone: 312.385.7057 Facsimile: 312.385.7096	10.833333333333%
BNP Paribas 1200 Smith Street, Suite 3100 Houston, Texas 77002 Attention: David Dodd with a copy to Polly Schott Telephone: 713.982.1156 Facsimile: 713.659.6915	10.00000000000%
JPMorgan Chase Bank 1111 Fannin, 10th Floor Houston, Texas 77002 Attention: Janené English Telephone: 713.750.2501 Facsimile: 713.427.6307	4.166676666667%
The Bank of Nova Scotia 1100 Louisiana, Suite 2000 Houston, Texas 77002 Attention: Greg Smith Telephone: 713.759.3440 Facsimile: 713.752.2425	10.000000000000%
Comerica Bank 1601 Elm Street, 2nd Floor Dallas, Texas 75201 Attention: Michele Jones with a copy to Cathy Watson Telephone: 214.969.6564 Facsimile: 214.969.6561	9.166676666667%

Fleet National Bank 100 Federal Street, MA DE 10008A Boston, Massachusetts 02110 Attention: Jeffrey Rathkamp Telephone: 617.434.9061 Facsimile: 617.434.3652	20.000000000000%
Toronto-Dominion (Texas), Inc. 900 Fannin, Suite 1700 Houston, Texas 77010 Attention: Bobby Poirrier with a copy to Diana Jugon Telephone: 713.653.8221 Facsimile: 713.652.2647	10.000000000000%
Union Bank of California, N.A. 500 North Akard Street, Suite 4200 Dallas, Texas 75201 Attention: Randall Osterberg Telephone: 214.922.4205 Facsimile: 214.922.4209	9.583333333333%
Credit Suisse First Boston Cayman Branch 11 Madison Avenue New York, New York 0010 Attention: James Moran Telephone: 212.325.9176 Facsimile: 212.325.8615	10.000000000000%
Attention: Denise Alvarez Telephone: 212.538.0935 Facsimile: 212.325.8615
Bank of America N.A. 1201 Main Street, 6th Floor Dallas, Texas 75202 Attention: Mark Formby Telephone: 214.508.4711 Facsimile: 214.508.4858	6.250000000000%

PRICING SCHEDULE
APPLICABLE MARGIN

Borrowing Base Usage	Applicable Margin for Floating Rate Loans	Applicable Margin for Eurodollar Loans 1	Applicable Margin for Unused Commitment Fee
Greater than 100%	2.00%	3.00%	.50%

Greater than or equal to 90% and less than or equal to 100%	1.00%	2.00%	.50%

Greater than or equal to 75% and less than 90%	.75%	1.75%	.50%

Greater than or equal to 50% and less than 75%	.50%	1.50%	.375%

Less than 50%	.25%	1.25%	.375%

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  Exhibit 10.6
  EXECUTION COPY
THIRD AMENDED AND RESTATED CREDIT AGREEMENT AMONG EXCO RESOURCES, INC., EXCO OPERATING, LP, NORTH COAST ENERGY, INC. AND NORTH COAST ENERGY EASTERN, INC., AS BORROWERS, AND BANK ONE, NA AND THE INSTITUTIONS NAMED HEREIN AS LENDERS, AND BANK ONE, NA, AS ADMINISTRATIVE AGENT AND BNP PARIBAS, AS SYNDICATION AGENT AND THE BANK OF NOVA SCOTIA AND TORONTO-DOMINION (TEXAS), AS CO-DOCUMENTATION AGENTS BANC ONE CAPITAL MARKETS, INC. AND CREDIT SUISSE FIRST BOSTON, AS JOINT LEAD ARRANGERS AND BANC ONE CAPITAL MARKETS, INC., AS SOLE BOOKRUNNER JANUARY 27, 2004 $250,0000,000 REVOLVING CREDIT
TABLE OF CONTENTS
THIRD AMENDED AND RESTATED CREDIT AGREEMENT
ANNEX A COMMITMENT PERCENTAGES
PRICING SCHEDULE APPLICABLE MARGIN